Exhibit 10.4.2

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY BRACKETS, WERE OMITTED BECAUSE THOSE PORTIONS ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT
between
ALNYLAM PHARMACEUTICALS, INC.
and
REGENERON PHARMACEUTICALS, INC.
Dated as of [●], [●]

Article 1	DEFINITIONS
Article 2	JOINT STEERING COMMITTEE AND ALLIANCE MANAGERS
2.1	Joint Steering Committee
2.2	Alliance Manager
Article 3	DEVELOPMENT AND REGULATORY
3.1	Development Activities
3.2	Information Exchange
3.3	Records and Reports
3.4	Regulatory Matters
3.5	Material Transfer
3.6	Delivery Technology
Article 4	COMMERCIALIZATION
4.1	In General
4.2	Diligence
4.3	Compliance with Applicable Law
4.4	Booking of Sales; Distribution
4.5	Promotional Materials
4.6	Product Trademarks and Domain Names
4.7	Use of Corporate Names
4.8	Commercialization Reports
Article 5	MANUFACTURING AND SUPPLY
5.1	Manufacturing Coordination
5.2	[Manufacturing and Supply
5.2	[ALTERNATIVE FOR SECTION 5.2] [Manufacturing and Supply
Article 6	GRANT OF RIGHTS
6.1	Grants to Licensee
6.2	Grants to Licensor
6.3	Sublicenses
6.4	No Implied License; Retention of Rights
6.5	In-License Agreements
6.6	Confirmatory Patent License
6.7	Exclusivity
6.8	[***]
Article 7	PAYMENTS
7.1	Royalty Payments
7.2	Milestones
7.3	Third Party Transaction Proceeds
7.4	[Other Costs
7.5	[Adjustments to FTE Rates
7.6	No Double Counting

(continued)

7.7	Invoices and Documentation
7.8	Payment Method and Currency
7.9	Taxes
7.10	Resolution of Payment Disputes
7.11	Late Fee
7.12	Books and Records
7.13	Audits and Adjustments
7.14	Accounting Standards
Article 8	INTELLECTUAL PROPERTY
8.1	Ownership of Intellectual Property
8.2	Prosecution and Maintenance of Patents
8.3	Enforcement of Patents and Information
8.4	Administrative Proceedings
8.5	Invalidity or Unenforceability Defenses or Actions
8.6	Infringement Claims by Third Parties
8.7	Product Trademarks and Domain Names
8.8	Discussion of Potential Material Intellectual Property Issues
8.9	Intellectual Property that Relates to Multiple Programs
8.10	[Transition of Patent Matters
Article 9	CONFIDENTIALITY AND NON-DISCLOSURE
9.1	Confidentiality Obligations
9.2	Permitted Disclosures
9.3	Use of Name
9.4	Public Announcements
9.5	Publications
9.6	Return of Confidential Information
9.7	Confidential Information that Relates to Multiple Programs
Article 10	REPRESENTATIONS AND WARRANTIES
10.1	Mutual Representations and Warranties
10.2	[Additional Representations, Warranties and Covenants of Licensor
10.3	Additional Representations, Warranties and Covenants of Licensee
10.4	DISCLAIMER OF WARRANTIES
10.5	Additional Covenants
Article 11	INDEMNITY
11.1	Indemnity
11.2	Indemnity Procedure
11.3	Insurance
Article 12	TERM AND TERMINATION
12.1	Term
12.2	Termination for Material Breach
12.3	Termination for Insolvency
12.4	Rights in Bankruptcy

(continued)

12.5	Licensee Voluntary Termination Right
12.6	Effects of Termination
12.7	Remedies
12.8	Accrued Rights; Surviving Obligations
Article 13	MISCELLANEOUS
13.1	Force Majeure
13.2	Assignment
13.3	Severability
13.4	Governing Law, Jurisdiction and Service
13.5	Dispute Resolution
13.6	Notices
13.7	Entire Agreement; Amendments
13.8	LIMITATION OF DAMAGES
13.9	Equitable Relief
13.10	Waiver and Non-Exclusion of Remedies
13.11	No Benefit to Third Parties
13.12	Further Assurance
13.13	Relationship of the Parties
13.14	Counterparts; Facsimile Execution
13.15	References
13.16	Schedules
13.17	Construction

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into effective as of [●], [●] (the “Effective Date”) by and between Alnylam Pharmaceuticals, Inc., a corporation organized under the laws of Delaware (“Alnylam”), and Regeneron Pharmaceuticals, Inc., a corporation organized under the laws of New York (“Regeneron”). Alnylam and Regeneron are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS

WHEREAS, Alnylam and Regeneron entered into that certain Master Agreement, dated as of [______ __], 2019 (the “Master Agreement”), pursuant to which, among other things, Alnylam and Regeneron conducted certain research and development activities with respect to siRNAs Directed to the Target (as hereinafter defined) under a Program (as defined in the Master Agreement) for the Target (the “Target Program”); and
WHEREAS, pursuant to the terms of the Master Agreement, the Parties are now obligated to enter into a License Agreement (as defined in the Master Agreement) with respect to the Target Program in order for Licensee to further research, development and commercialization of Collaboration Products Directed to the Target on the terms and subject to the conditions as set forth herein (each initially capitalized term as defined below).
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
Article 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.1    “AAA” has the meaning set forth in Schedule 1.
1.2    “Accounting Standards” means, with respect to either Party, generally accepted accounting principles as applicable in the United States or International Financial Reporting Standards of the International Accounting Standards Board, in each case, as generally and consistently applied throughout such Party’s organization. Each Party shall promptly notify the other Party in writing if such Party changes the Accounting Standards pursuant to which its records are maintained.

1.3    “Acquired Party” has the meaning set forth in Section 6.7.2(a).
1.4    “Acquirer” has the meaning set forth in Section 6.7.2(a).
1.5    “Acquiring Party” has the meaning set forth in Section 6.7.2(a).
1.6    “Acquisition Product” has the meaning set forth in Section 6.7.2(a).
1.7    “Additional Alnylam In-Licenses” means the agreements identified in Section 2 of [Schedule 1.67]1.
1.8    “Adverse Ruling” has the meaning set forth in Section 12.2.
1.9    “Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person for so long as such Person controls, is controlled by or is under common control with such first Person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management or policies of such entity.
1.10    “Agreement” has the meaning set forth in the preamble hereto.
1.11    “Alliance Manager” has the meaning set forth in Section 2.2.
1.12    “Alnylam” has the meaning set forth in the preamble hereto.
1.13    [“Alnylam Cost Report” has the meaning set forth in Section 7.3.]2
1 Note to Draft: If Alnylam is Licensor, then replace bracketed “Schedule 1.67” with “Schedule 1.69”.
2 Note to Draft: Delete this definition if Alnylam is Licensee.

1.14    [“Alnylam Delivery Patents” has the meaning set forth in Section 8.2.4.]3
1.15    [“Alnylam Manufacturing Technology” means Licensor Technology relating to the Manufacturing Process of a Collaboration Product that is Controlled by Licensor or its Affiliates during the Term.]4
1.16    “Alnylam siRNA Platform” means [________]5 Background Technology that relates generally to Alnylam’s siRNA platform and is not primarily related to any Collaboration Product.
1.17    [“Alnylam Specific Activities” means [***].
1.18    [“Alnylam Specific Activities Costs” means the Out-of-Pocket Costs and Development FTE Costs incurred by Licensor in accordance with the plan and budget agreed to by the Parties pursuant to Section 3.1.4 in connection with any Alnylam Specific Activities, but excluding, in all cases, any such costs with respect to the Ongoing Candidate Discovery Development Activities.]6
1.19    “ANDA Act” has the meaning set forth in Section 8.3.5.
1.20    “Anticipated IND Submission Date” means the anticipated date of IND submission to the FDA for the first Collaboration Product, as such date is reasonably determined by Licensee.
1.21    “API” means any active pharmaceutical (including biological) ingredient or component (but excluding, for clarity, an adjuvant or excipient).
1.22    “Applicable Law” means applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time.
1.23    “ASO” means a single-stranded antisense oligonucleotide.
1.24    “Breaching Party” has the meaning set forth in Section 12.2.
3 Note to Draft: Include this definition only if the Target is an Eye Target or CNS Target.
4 Note to Draft: Delete this definition if Alnylam is Licensee.
5 Note to Draft: Insert “Licensor” if Alnylam is Licensor, or insert “Licensee” if Alnylam is Licensee.
6 Note to Draft: Delete this definition if Alnylam is Licensee.

1.25    “Business Day” means a day other than a Saturday, Sunday or another day of the week on which commercial banks in New York, New York or Boston, Massachusetts, are authorized or required by Applicable Law to remain closed.
1.26    “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
1.27    “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.28    “Change of Control” means, with respect to a Party (or its ultimate parent), (a) a merger, acquisition, consolidation or reorganization of such Party (or its ultimate parent) with a Third Party that results in the voting securities of such Party (or its ultimate parent) outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder (or, in each case, any successor thereto), except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party (or its ultimate parent), or (c) the sale or other transfer to a Third Party, whether directly or indirectly by a Party or an Affiliate thereof, of all or substantially all of such Party’s (or its ultimate parent’s) business.
1.29    “Claim” has the meaning set forth in Section 11.1.1.
1.30    “Clinical Data” means all Information with respect to any Collaboration Product that is made, collected, or otherwise generated under or in connection with Clinical Trials, including any data, reports, and results with respect thereto.

1.31    “Clinical Trial” means (a) any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or Registration Enabling Trial, (b) such other tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for a Collaboration Product for an indication, including tests or studies that are intended to expand the Product Labeling for such Collaboration Product with respect to such indication and (c) any open label extension study of a Collaboration Product.
1.32    “Co-Co Collaboration Agreement” means any Co-Co Collaboration Agreement (as defined in the Master Agreement) that is entered into by the Parties (or their respective Affiliates) pursuant to the Master Agreement.
1.33    “Collaboration Product” means any product containing an siRNA Directed to the Target as a Relevant Organ Product that is Developed under and in accordance with the Master Agreement or this Agreement [***].
1.34    “Combination Product” means a Collaboration Product that is comprised of or contains an siRNA Directed to the Target as an API together with one or more other APIs and is sold either as (i) a fixed dose, (ii) separate doses in a single package or (iii) separate doses in separate packages but for a single price.
1.35    “Commercial Supply Requirement” means the quantities of Collaboration Products that are reasonably required to fulfill requirements for commercial sales in the Territory, and other Commercialization uses with respect to the Collaboration Products in the Territory.
1.36    “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Collaboration Product, including activities related to marketing, promoting, distributing, and importing such Collaboration Product, and interacting with Regulatory Authorities regarding any of the foregoing after such Collaboration Product has received Regulatory Approval, including seeking Pricing Approvals, maintaining Regulatory Approvals, conducting Non-Approval Trials, commercial pharmacovigilance and health outcomes research and publishing scientific studies other than in connection with Development. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization.
1.37    “Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization, or Manufacturing activities with respect to a Collaboration Product by a Party or other applicable activities by a Party hereunder, the carrying out of such activities in a diligent manner using efforts and resources [***] devote to products of similar market potential at a similar stage in development or product life, taking into account all scientific, commercial, and other factors that such Party and its Affiliates would take into account, including issues of safety and efficacy, expected and actual cost and time to develop, expected and actual profitability, expected and actual competitiveness of alternative products (including generic products) in the marketplace, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected likelihood of regulatory approval, the expected and actual reimbursability and pricing, and the expected and actual amounts of marketing and promotional expenditures required, [***], or (b) payable to such Party by the other Party under this Agreement or the Master Agreement, and provided that, for purposes of determining whether a Party’s activities constitute “Commercially Reasonable Efforts,” any products of such Party or its [***].
1.38    “Competing Product” means, [***].
1.39    “Competing Product Option” has the meaning set forth in Section 6.7.2(c).
1.40    “Competing Product Option Data Package” means [***].
1.41    “Competing Program” has the meaning set forth in Section 6.7.2(a).
1.42    “Competitive Infringement” has the meaning set forth in Section 8.3.1.
1.43    “Confidential Information” has the meaning set forth in Section 9.1.
1.44    “Control” means, with respect to a Party and any item of Information, Regulatory Documentation, material, Patent Right, or other intellectual property right, the possession by such Party or any of its Affiliates of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 6.1 or Section 6.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent Right, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided, that, with respect to rights to any Third Party’s Information, Patent Rights or other intellectual property rights that are licensed to, or otherwise obtained by, (a) a Party or its Affiliates pursuant to a Product-Related In-License entered into by such Party or any of its Affiliates after the Effective Date, or (b) Alnylam or its Affiliates pursuant to any Additional Alnylam In-License, such Third Party’s Information, Patent Rights or other intellectual property rights shall be deemed not to be under the Control of such Party or its Affiliates, or Alnylam or its Affiliates, respectively, unless and until the agreement pursuant to which such rights are obtained becomes an In-License pursuant to Section 6.5.1(a), Section 6.5.1(b), Section 6.5.1(c) or Section 6.5.2, as applicable.
1.45    “Core Technology In-License” means a Product-Related In-License that is not a Product-Specific In-License.

1.46    “Corporate Names” means, with respect to Licensor, the Trademarks and logos as Licensor may designate in writing to Licensee from time to time.
1.47    “Cover” or “Covering” means, as to a product and Patent Rights, that, in the absence of a license granted under, or ownership of, such Patent Rights, the manufacture, use, offer for sale, sale, importation or other Exploitation of such product would infringe such Patent Rights or, as to a pending claim included in such Patent Rights, the manufacture, use, offer for sale, sale, importation or other Exploitation of such product would infringe such Patent Rights if such pending claim were to issue in an issued patent.
1.48    “Damages” has the meaning set forth in Section 11.1.1.
1.49    “Default Notice” has the meaning set forth in Section 12.2.
1.50    “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, Manufacturing scale-up, qualification and validation (but excluding such scale-up, qualification and validation with respect to establishing, or otherwise causing to become operational, any Manufacturing facilities), quality assurance/quality control, Clinical Trials, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing, medical affairs, medical information, medical education, health economic and outcomes research, market research, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. Development also includes the foregoing activities, if any, with respect to any devices (including diagnostics) designed for use with a Collaboration Product. Development does not include conducting Non-Approval Trials. When used as a verb, “Develop” means to engage in Development.
1.51    “Development Data” means all non-clinical data and Clinical Data, and other material Information, results, and analyses generated in the course of conducting Development activities under this Agreement.
1.52    [“Development FTE Cost” means, for all Alnylam Specific Activities performed by Licensor in accordance with the plan and budget agreed to be the Parties pursuant to Section 3.1.4, the product of (a) the number of FTEs required for such Alnylam Specific Activities and (b) the Development FTE Rate. For the avoidance of doubt, the activity of contract personnel shall be charged as Out-of-Pocket Costs without markup.]7
7 Note to Draft: Delete this definition if Alnylam is Licensee.

1.53    [“Development FTE Rate” means [***] in the Calendar Year ending December 31, 2019, such amount to be adjusted as of January 1, 2020 and annually thereafter by the average of the percentage increases or decreases, if any, in the U.S. CPI for the twelve (12) months ending June 30 of the Calendar Year prior to the Calendar Year for which the adjustment is being made. The Development FTE Rate shall be inclusive of FTE Costs and Expenses. The Parties may determine a separate FTE rate for Development personnel located outside the United States, including an appropriate indexed adjustment mechanism with respect thereto.]8
1.54    “Direct Costs” has the meaning set forth in Schedule 1.140.
1.55    “Directed to” means, with respect to siRNA and the Target, that such siRNA binds to and interferes with the function of any messenger RNA encoded by the Target. For clarity, in the event an siRNA has been engineered to bind to and interfere with the function of any messenger RNA encoded by a particular gene other than the Target (and has not been engineered to bind to and interfere with the function of any messenger RNA encoded by the Target) but such siRNA additionally binds to or interferes with the function of any messenger RNA encoded by the Target, either directly or indirectly, then such product will not be deemed to be Directed to the Target.
1.56    “Divestment Period” has the meaning set forth in Section 6.7.2(b).
1.57    “Dollars” or “$” means United States Dollars.
1.58    “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (an “MAA”) filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.59    “Early Stage Supply Requirements” means the quantities of Collaboration Products (and placebo) that are reasonably required by Licensee to perform its Development activities with respect to Collaboration Product prior to Phase 2 Completion, including pre-clinical, Phase 1 Clinical Trial and Phase 2 Clinical Trial Development activities.
1.60    “Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.
8 Note to Draft: Delete this definition if Alnylam is Licensee.

1.61    “EMA” means the European Medicines Agency and any successor agency thereto.
1.62    “European Union” means the organization of member states of the European Union, as it may be constituted from time to time; provided that for the purposes of this Agreement the United Kingdom and any other country that is a member of the European Union on the Effective Date, shall be deemed to be a member of the European Union even if such country ceases to be a member of the European Union during the term of this Agreement.
1.63    “Excluded Agreements” means the agreements set forth on Schedule 1.63.
1.64    “Excluded Collaboration Technology” has the meaning set forth in Section 6.7.3(a).
1.65    “Executive Officer” means, with respect to Licensor, its Chief Executive Officer, and with respect to Licensee, its Chief Executive Officer.
1.66    “Existing Alnylam CMOs” means each of the Third Party contract manufacturers set forth on Schedule 1.66 and their respective Affiliates, successors and assigns.9
1.67    “Existing Licensee In-Licenses” means the Third Party agreements identified on Schedule 1.6710[, and any Additional Alnylam In-License included within the definition of Existing Licensee In-Licenses pursuant to Section 6.5.2. For clarity, the Existing Licensee In-Licenses do not include the Excluded Agreements]11.
1.68    “Existing Licensee Third Party Agreements” means the agreements identified on Schedule 1.68.12

9 Note to Draft: Schedule 1.66 to include only those Existing Alnylam CMOs under the Master Agreement with respect to the Target Program.
10 Note to Draft: Schedule 1.67 to include (i) if Alnylam is Licensee, only those Existing Alnylam In-Licenses under the Master Agreement with respect to the Target Program (either Part 1 or Part 2 of the Schedule of Existing Alnylam In-Licenses to the Master Agreement) or (ii) if Regeneron is Licensee, only those Existing Regeneron In-Licenses under the Master Agreement with respect to the Target Program (either Part 1 or Part 2 of the Schedule of Existing Regeneron In-Licenses to the Master Agreement).
11 Note to Draft: Delete this bracketed language if Regeneron is Licensee.
12 Note to Draft: Schedule 1.68 to include (i) if Alnylam is Licensee, only those Existing Alnylam Third Party Agreements under the Master Agreement with respect to the Target Program or (ii) if Regeneron is Licensee, only those Existing Regeneron Third Party Agreements under the Master Agreement with respect to the Target Program.

1.69    “Existing Licensor In-Licenses” means the Third Party agreements identified on Schedule 1.6913[, and any Additional Alnylam In-License included within the definition of Existing Licensor In-Licenses pursuant to Section 6.5.2. For clarity, the Existing Licensor In-Licenses do not include the Excluded Agreements]14.
1.70    “Existing Licensor Third Party Agreements” means the agreements identified on Schedule 1.70.15
1.71    “Expedited Matter” has the meaning set forth in Schedule 1.
1.72    “Expert” has the meaning set forth on Schedule 2.
1.73    “Expert Dispute” has the meaning set forth in Section 13.5.2(c).
1.74    “Exploit” means, with respect to a product, to make, have made, import, use, sell, or offer for sale, including to research (including pre-clinical and clinical research), Develop, Commercialize, register, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of such product. When used as a noun, “Exploitation” means the act of Exploiting a product.
1.75    “FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.76    “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.77    “Field” means all human diagnostic, prophylactic, and therapeutic uses.

13 Note to Draft: Schedule 1.69 to include (i) if Alnylam is Licensor, only those Existing Alnylam In-Licenses under the Master Agreement with respect to the Target Program (either Part 1 or Part 2 of the Schedule of Existing Alnylam In-Licenses to the Master Agreement) or (ii) if Regeneron is Licensor, only those Existing Regeneron In-Licenses under the Master Agreement with respect to the Target Program (either Part 1 or Part 2 of the Schedule of Existing Regeneron In-Licenses to the Master Agreement).
14 Note to Draft: Delete this bracketed language if Regeneron is Licensor.
15 Note to Draft: Schedule 1.70 to include (i) if Alnylam is Licensor, only those Existing Alnylam Third Party Agreements under the Master Agreement with respect to the Target Program or (ii) if Regeneron is Licensor, only those Existing Regeneron Third Party Agreements under the Master Agreement with respect to the Target Program.

1.78    “Financial Dispute” means any dispute related to (a) a Party’s method of calculation of Manufacturing Costs, (b) Licensee’s method of calculation of any element to determine the Royalties payable, (c) with respect to any In-License that is applicable to products other than the Collaboration Products, the allocation of the In-License Payments with respect to such In-License to the Exploitation of Collaboration Products, (d) the budget for any Alnylam Specific Activities Costs to be negotiated by the Parties, as further described in Section 3.1.4 and (e) any apportionment of revenues from a Combination Product that contains an Unlicensed Component as contemplated by Section 7.1.7.
1.79    “Financial Expert” has the meaning set forth in Section 13.5.2(a).
1.80    “First Commercial Sale” means, with respect to a Collaboration Product and a country, the first sale by or on behalf of Licensee for monetary value for use or consumption by the end user of such Collaboration Product in such country after Regulatory Approval (other than Pricing Approvals) for such Collaboration Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Collaboration Product, such as so-called “treatment IND sales,” “named patient sales,” “early access programs,” “temporary use authorization programs,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.
1.81    [“FTE” means a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed by Licensor (or any of its Affiliates) and assigned to perform specific Alnylam Specific Activities, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be 1800 hours per year.]16
1.82    “FTE Costs and Expenses” means [***].

16 Note to Draft: Delete this definition if Alnylam is Licensee.

1.83    “Generic Product” means, with respect to a particular Collaboration Product in a particular country in the Territory, any product that (a) is distributed by a Third Party under a separate Drug Approval Application approved by a Regulatory Authority in reliance, in whole or in part, on the Drug Approval Application for such Collaboration Product in such country (or on safety or efficacy data submitted in support of the Drug Approval Application for such Collaboration Product in such country), including any product authorized for sale (i) in the U.S. pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. § 355(b)(2) and 21 U.S.C. § 355(j), respectively), (ii) in the European Union pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No. 726/2004 that relies for its content on any such provision) or (iii) in any other country or jurisdiction pursuant to an equivalent of such provisions or (b) is substitutable under Applicable Law for such Collaboration Product when dispensed without the intervention of a physician or other health care provider with prescribing authority.
1.84    “Good Manufacturing Practice” or “GMP” means the current good manufacturing practices applicable from time to time to the manufacturing of a Collaboration Product or any intermediate thereof pursuant to Applicable Law.
1.85    “In-License” means (a) any Licensor In-License, and (b) any Licensee In-License.
1.86    “In-License Payments” means [***].
1.87    “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence Clinical Trials and its equivalent in other countries or regulatory jurisdictions, and (b) all supplements and amendments that may be filed with respect to the foregoing.
1.88    “Indemnified Party” has the meaning set forth in Section 11.2.1.
1.89    “Indemnifying Party” has the meaning set forth in Section 11.2.1.
1.90    “Indication” means a separate and distinct disease or medical condition in humans for which a Collaboration Product has received a separate and distinct Regulatory Approval with an approved label claim (in the indication and usage portion of the label) to treat such disease or condition, as applicable. For clarity, (i) moving from one line of therapy to another within an Indication will not be considered to be a new Indication, a non-limiting example of which is moving from second line therapy to first line therapy, (ii) a single Indication would include the primary disease and all variants or sub-divisions or sub-classifications within such primary disease (provided, however, that a variant or sub-division or sub-classification shall be treated as a separate Indication if Regulatory Approval for such variant or sub-division or sub-classification required the performance of an additional Registration Enabling Trial), including all prophylactic and therapeutic uses, pediatric and adult uses and irrespective of different formulation(s), dosage forms, dosage strengths, or delivery system(s) used, and (iii) obtaining a label expansion for use of the Collaboration Product in combination with another pharmaceutical product in the same Indication for which Regulatory Approval was already obtained, will not be considered to be a new Indication.
1.91    “Indirect Costs” has the meaning set forth in Schedule 1.140.
1.92    “Information” means all technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and Materials, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.
1.93    “Infringement Action” has the meaning set forth in Section 8.3.2.
1.94    “Initiation” or “Initiate” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.
1.95    “Joint Collaboration IP” means (a) any improvement, discovery or Information, patentable or otherwise, that are conceived or reduced to practice (in whole or in part) or otherwise identified, discovered, made or developed, as applicable, jointly by individuals who are employees, agents or consultants of Licensor or its Affiliates or its or their Sublicensees, on the one hand, and individuals who are employees, agents or consultants of Licensee or its Affiliates or its or their Sublicensees, on the other hand, under or in connection with this Agreement, and (b) any Patent Rights that Cover such improvements, discoveries or Information described in clause (a) (the “Joint Collaboration Patents”). Joint Collaboration IP also includes any Joint Collaboration IP (as defined in the Master Agreement) from the Master Agreement with respect to the Target Program. Joint Collaboration IP excludes any Licensor Background Technology Improvements and any Licensee Background Technology Improvements.
1.96    “Joint Collaboration Patents” has the meaning set forth in the definition of “Joint Collaboration IP.”
1.97    “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.

1.98    “Knowledge” means, with respect to a Party, the actual knowledge of (i) such Party’s internal legal department (including such legal department’s intellectual property group), (ii) any employees of such Party who were directly involved in the negotiation of this Agreement with the other Party or who were directly involved in the preparation of such Party’s Program Data Package (as defined in the Master Agreement) for the Target Program pursuant to the Master Agreement or (iii) any member of such Party’s senior management.
1.99    “Late Stage Development Supply Requirements” means the quantities of Collaboration Products (and placebo) that are reasonably required by Licensee to perform its Development activities with respect to Collaboration Product after Phase 2 Completion, including Phase 3 Clinical Trial and post-Regulatory Approval Development activities.
1.100    “Late Stage Supply Requirements” means the Late Stage Development Supply Requirements and Commercial Supply Requirements.
1.101    “Legal Dispute” means any dispute related to a Party’s alleged material breach of this Agreement or the validity, breach, termination or interpretation of this Agreement, or intellectual property-related disputes.
1.102    “License Agreement” means (i) any License Agreement (as defined in the Master Agreement) that is entered into by the Parties (or their respective Affiliates) pursuant to the Master Agreement and [***].
1.103    “Licensee” means [____________]17.
1.104    “Licensee Background Technology” means (a) Information that is necessary or reasonably useful to Exploit any Collaboration Product and (b) Patent Rights that Cover any Collaboration Product or the Exploitation of any Collaboration Product, in each case, ((a) and (b)), that are Controlled by Licensee or its Affiliates during the Term, but excluding Licensee Collaboration IP and Licensee’s interest in the Joint Collaboration IP. [Notwithstanding the foregoing, Licensee Background Technology shall exclude (i) any Information related to any Unlicensed Component and (ii) any Patent Rights that Cover the composition or use or manufacture of any Unlicensed Component (alone or in combination).]18

17 Note to Draft: Fill in either “Regeneron” or “Alnylam” depending on which Party is Licensee (based on which Party is Licensee for this Agreement pursuant to the Master Agreement).
18 Note to Draft: Delete this bracketed language if Alnylam is Licensee and replace with “Notwithstanding the foregoing, Licensee Background Technology shall exclude (i) any Information specifically related to any Unlicensed Component (to the extent not related to a Combination Product or any other combination of such Unlicensed Component with an siRNA Directed to the Target) and (ii) any Patent Rights that Cover the composition or use or manufacture of any Unlicensed Component alone (but not claiming the composition, use, or manufacture of a Combination Product or other combination of such Unlicensed Component with an siRNA Directed to the Target).”

1.105    “Licensee Background Technology Improvements” means any developments, enhancements, modifications or other improvements to, or progeny, mutants, fragments, or derivatives of, [(x)]19 the Licensee Background Technology [or (y) any Unlicensed Component Controlled by Licensee or any of its Affiliates,]20 that (a) are made by or on behalf of either Party or its Affiliates or its or their Sublicensees under or in connection with this Agreement, and (b) with respect to any of the foregoing constituting (i) Information, are not specifically and solely related to any Product-Specific Factor and (ii) Patent Rights, do not include any claim the practice of which necessarily requires the presence or direct use of a Product-Specific Factor.
1.106    “Licensee Collaboration IP” means (a) any improvement, discovery or Information, patentable or otherwise, that is conceived or reduced to practice (in whole or in part) or otherwise identified, discovered, made or developed, as applicable, solely by individuals who are employees, agents or consultants of Licensee or its Affiliates or its or their Sublicensees, in each case, under or in connection with this Agreement, and (b) any Patent Rights that Cover such improvements, discoveries or Information described in clause (a). Licensee Collaboration IP excludes Licensee’s interest in Joint Collaboration IP and any Licensor Background Technology Improvements. Patent Rights constituting Licensee Collaboration IP are either Licensee Core Technology Patents or Licensee Product-Specific Patents, as the case may be.
1.107    “Licensee Core Technology Know-How” means Licensee Know-How other than Licensee Product-Specific Know-How.
1.108    “Licensee Core Technology Patents” means Licensee Patents other than Licensee Product-Specific Patents.

19 Note to Draft: Delete this bracketed language if Alnylam is Licensee.
20 Note to Draft: Delete this bracketed language if Alnylam is Licensee.

1.109    “Licensee In-License” means any (a) Existing Licensee In-License, (b) Product-Specific In-License between Licensee (or its Affiliates) and a Third Party entered into after the Effective Date but only to the extent that such agreement is designated as a Licensee In-License pursuant to Section 6.5.1(a) or (c) Core Technology In-License between Licensee (or its Affiliates) and a Third Party entered into after the Effective Date but only to the extent such agreement is designated as a Licensee In-License pursuant to Section 6.5.1(b) or Section 6.5.1(c). In the event that a given Product-Specific In-License (as defined in the Master Agreement) or Core Technology In-License (as defined in the Master Agreement) between Licensee (or its Affiliates) and a Third Party was designated to be a [________]21 In-License (as defined in the Master Agreement) for the Target Program pursuant to the Master Agreement, then such agreement shall also be a Licensee In-License for this Agreement (as a Product-Specific In-License or Core Technology In-License, as applicable, but shall not be an Existing Licensee In-License).
1.110    “Licensee Indemnitees” has the meaning set forth in Section 11.1.1.
1.111    “Licensee Know-How” means (a) the Information included in the Licensee Collaboration IP; (b) Licensee’s interest in the Information included in the Joint Collaboration IP; and (c) the Information included in any Licensee Background Technology or in any Licensee Background Technology Improvements that is not in the public domain or otherwise generally known.
1.112    [“Licensee Manufacturing Technology” means Licensee Technology relating to the Manufacturing Process of a Collaboration Product that is Controlled by Licensee or its Affiliates during the Term.]22
1.113    “Licensee Patents” means (a) the Patent Rights included in the Licensee Collaboration IP; (b) Licensee’s interest in the Joint Collaboration Patents; and (c) the Patent Rights included in any Licensee Background Technology or in any Licensee Background Technology Improvements.
1.114    “Licensee Product-Specific Know-How” means Licensee Know-How that is specifically and solely related to Product-Specific Factors.

21 Note to Draft: Fill in either “Regeneron” or “Alnylam” depending on which Party is Licensee (based on which Party is Licensee for this Agreement pursuant to the Master Agreement).
22 Note to Draft: Delete this definition if Alnylam is Licensee.

1.115    “Licensee Product-Specific Patents” means the Licensee Patents that include at least one claim, the practice of which necessarily requires the presence or direct use of a Product-Specific Factor, including those Patent Rights set forth on Schedule 1.115. [For clarity, Licensee Product-Specific Patents exclude Permitted Licensee Outside Product Patents.]23
1.116    “Licensee Technology” means, collectively, Licensee Know-How and Licensee Patents.
1.117    “Licensee Termination Core Technology Know-How” means Licensee Termination Know-How other than Licensee Termination Product-Specific Know-How.
1.118    “Licensee Termination Core Technology Patents” means Licensee Termination Patents other than Licensee Termination Product-Specific Patents.
1.119    “Licensee Termination Know-How” means any Licensee Know-How existing as of the effective date of termination of this Agreement that (i) is not in the public domain or otherwise generally known and (ii) is necessary or reasonably useful to further Exploit a Terminated Product as such Terminated Product exists as of the effective date of termination of this Agreement.
1.120    “Licensee Termination Patents” means (a) any Licensee Patents existing as of the effective date of termination of this Agreement that are necessary or reasonably useful to Exploit a Terminated Product, as such Terminated Product exists as of the effective date of termination of this Agreement and (b) any Patent Rights that claim priority to any Licensee Patents in clause (a).
1.121    “Licensee Termination Product-Specific Know-How” means Licensee Termination Know-How that is specifically and solely related to Product-Specific Factors.
1.122    “Licensee Termination Product-Specific Patents” means the Licensee Termination Patents that include at least one claim, the practice of which necessarily requires the presence or direct use of a Product-Specific Factor.
1.123    “Licensor” means [___________]24.
23 Note to Draft: Delete bracketed language if Regeneron is Licensee.
24 Note to Draft: Fill in either “Regeneron” or “Alnylam” depending on which Party is Licensor (based on which Party is the non-Licensee for this Agreement pursuant to the Master Agreement).

1.124    “Licensor Background Technology” means (a) Information that is necessary or reasonably useful to Exploit any Collaboration Product and (b) Patent Rights that Cover any Collaboration Product or the Exploitation of any Collaboration Product, in each case, ((a) and (b)), that are Controlled by Licensor or its Affiliates during the Term, but excluding Licensor Collaboration IP and Licensor’s interest in the Joint Collaboration IP. [Notwithstanding the foregoing, Licensor Background Technology shall exclude (i) any Information related to any Unlicensed Component and (ii) any Patent Rights that Cover the composition or use or manufacture of any Unlicensed Component (alone or in combination).]25
1.125    “Licensor Background Technology Improvements” means any developments, enhancements, modifications or other improvements to, or progeny, mutants, fragments, or derivatives of, [(x)]26 the Licensor Background Technology [or (y) any Unlicensed Component Controlled by Licensor or any of its Affiliates,]27 that (a) are made by or on behalf of either Party or its Affiliates or its or their Sublicensees under or in connection with this Agreement, and (b) with respect to any of the foregoing constituting (i) Information, are not specifically and solely related to any Product-Specific Factor and (ii) Patent Rights, do not include any claim the practice of which necessarily requires the presence or direct use of a Product-Specific Factor.
1.126    “Licensor Collaboration IP” means (a) any improvement, discovery or Information, patentable or otherwise, that is conceived or reduced to practice (in whole or in part) or otherwise identified, discovered, made or developed, as applicable, solely by individuals who are employees, agents or consultants of Licensor or its Affiliates or its or their Sublicensees, in each case, under or in connection with this Agreement, and (b) any Patent Rights that Cover such improvements, discoveries or Information described in clause (a). Licensor Collaboration IP excludes Licensor’s interest in Joint Collaboration IP and any Licensee Background Technology Improvements. Patent Rights constituting Licensor Collaboration IP are either Licensor Core Technology Patents or Licensor Product-Specific Patents, as the case may be.

25 Note to Draft: Delete this bracketed language if Alnylam is Licensor and replace with “Notwithstanding the foregoing, Licensor Background Technology shall exclude (i) any Information specifically related to any Unlicensed Component (to the extent not related to a Combination Product or any other combination of such Unlicensed Component with an siRNA Directed to the Target) and (ii) any Patent Rights that Cover the composition or use or manufacture of any Unlicensed Component alone (but not claiming the composition, use, or manufacture of a Combination Product or other combination of such Unlicensed Component with an siRNA Directed to the Target).”
26 Note to Draft: Delete this bracketed language if Alnylam is Licensor.
27 Note to Draft: Delete this bracketed language if Alnylam is Licensor.

1.127    “Licensor Core Technology Know-How” means Licensor Know-How other than Licensor Product-Specific Know-How.
1.128    “Licensor Core Technology Patents” means Licensor Patents (other than Licensor Product-Specific Patents)[, including those Patent Rights set forth on Schedule 1.128].28
1.129    “Licensor In-License” means any (a) Existing Licensor In-License; or (b) Core Technology In-License between Licensor (or its Affiliates) and a Third Party entered into after the Effective Date but only to the extent such agreement is designated as a Licensor In-License pursuant to Section 6.5.1(c). In the event that a given Product-Specific In-License (as defined in the Master Agreement) or Core Technology In-License (as defined in the Master Agreement) between Licensor (or its Affiliates) and a Third Party was designated to be a [_________]29 In-License (as defined in the Master Agreement) for the Target Program pursuant to the Master Agreement, then such agreement shall also be a Licensor-In License for this Agreement (as a Product-Specific In-License or Core Technology In-License, as applicable, but shall not be an Existing Licensor In-License).
1.130    “Licensor Indemnitees” has the meaning set forth in Section 11.1.2.
1.131    “Licensor Know-How” means (a) the Information included in the Licensor Collaboration IP; (b) Licensor’s interest in the Information included in the Joint Collaboration IP; and (c) the Information included in Licensor Background Technology or in any Licensor Background Technology Improvements that is not in the public domain or otherwise generally known.
1.132    “Licensor Managed Patents” has the meaning set forth in Section 10.2.
1.133    “Licensor Patents” means (a) the Patent Rights included in the Licensor Collaboration IP, (b) Licensor’s interest in the Joint Collaboration Patents and (c) the Patent Rights included in any Licensor Background Technology or in any Licensor Background Technology Improvements.

28 Note to Draft: Delete this bracketed language if Regeneron is Licensor.
29 Note to Draft: Fill in either “Regeneron” or “Alnylam” depending on which Party is Licensor (based on which Party is the non-Licensee for this Agreement pursuant to the Master Agreement).

1.134    “Licensor Product-Specific Know-How” means Licensor Know-How that is specifically and solely related to Product-Specific Factors.
1.135    “Licensor Product-Specific Patents” means the Licensor Patents that include at least one claim, the practice of which necessarily requires the presence or direct use of a Product-Specific Factor, including those Patent Rights set forth on Schedule 1.135. [For clarity, Licensor Product-Specific Patents exclude Permitted Licensor Outside Product Patents.]30
1.136    “Licensor Technology” means, collectively, Licensor Know-How and Licensor Patents.
1.137    “MAA” has the meaning set forth in the definition of “Drug Approval Application.”
1.138    “Major Market Country” means each of the United States, Japan, France, Germany, Italy, the United Kingdom and Spain.
1.139     “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, assembling, shipping, and holding of any Collaboration Product, or any intermediate thereof, and any placebo, as the case may be (including any devices or other delivery technologies that are packaged or distributed with a Collaboration Product), including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control, and management of any Third Party contractors conducting such activities.
1.140    “Manufacturing Cost” has the meaning set forth on Schedule 1.140.
1.141    “Manufacturing Process” means the then-current process for the Manufacture of Collaboration Products.

30 Note to Draft: Delete bracketed language if Regeneron is Licensor.

1.142    [“Manufacturing Technology Transfer” has the meaning set forth in Section 5.2.2(c).]31
1.143    [“Manufacturing Technology Transfer Costs” means the FTE Costs and Expenses and Out-of-Pocket Costs incurred by either Party in connection with a Manufacturing Technology Transfer pursuant to Section 5.2.1(b), Section 5.2.2(c) or Section 5.2.2(d). Manufacturing Technology Transfer Costs do not include the costs with respect to any Manufacturing Technology Transfer requested by Licensee due to a Material Supply Failure (which costs, for clarity, will be borne by Licensor), unless such Material Supply Failure is caused by or results, in whole or part, from an event of force majeure (as described in Section 13.1 of this Agreement) that applies to Licensor, its Affiliate or its Third Party contract manufacturer(s), in which case, such costs are Manufacturing Technology Transfer Costs.]32
1.144    [“Material Supply Failure” means, [***] failure to deliver [***] at least [***] of the quantity of Collaboration Product in accordance with the specifications as ordered in a [***] period in accordance with the forecasting and ordering procedures in the Supply Agreement [***]. The Parties acknowledge that as of the Effective Date no Manufacturing Process has been developed, and no [***] has been selected, for the Manufacture of Collaboration Product at scale. Therefore, the Parties may discuss in good faith reasonable modifications to the quantitative standard for Material Supply Failure in this definition for inclusion in the Supply Agreement, based on forecast, lead time, Licensee’s supply requirements, [***] manufacturing slot availability, batch/order size and other relevant considerations known.] [***]
1.145    “Materials” means all tangible compositions of matter, devices, articles of manufacture, assays, animal models, biological, chemical, or physical materials, and other similar materials, including cell lines and animal models; provided that “Materials” excludes Collaboration Products.
1.146    “MicroRNA” or “miRNA” means a structurally defined functional RNA molecule usually between nineteen (19) and twenty-five (25) nucleotides in length, which is derived from an endogenous, genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease drosha and subsequently is predicted to serve as a substrate for the enzyme dicer, a member of the RNase III enzyme family.
31 Note to Draft: Delete this definition if Alnylam is Licensee.
32 Note to Draft: Delete this definition if Alnylam is Licensee.

1.147    “MicroRNA Mimic” means a single-stranded or double-stranded oligonucleotide with the same or substantially similar base composition and sequence (including chemically modified bases) as a particular natural miRNA and which is designed to mimic the activity of such miRNA. For clarity, MicroRNA Mimic excludes a double-stranded oligonucleotide which functions or is designed to function as an siRNA.
1.148    “Milestone Payment” means a Non-Rare Disease Milestone Payment or Rare Disease Milestone Payment, as applicable.
1.149    “NDA” has the meaning set forth in the definition of “Drug Approval Application.”
1.150    “Net Sales” means, [***]
1.151    “New Collaboration Product” means a Collaboration Product (i) that has a different composition of matter from any other Collaboration Products for which the applicable Milestone Payment pursuant to Section 7.2.1 or 7.2.2, as applicable has been paid, and (ii) (A) with respect to any Development Milestone Event pursuant to Section 7.2.1, for which a new IND (and excluding, for clarity, a supplement or amendment to an existing IND) would be required to be submitted to the FDA in order to conduct the applicable Clinical Trial triggering a Milestone Payment pursuant to Section 7.2.1, or (B) with respect to any Commercial Milestone Event pursuant to Section 7.2.1 or 7.2.2, as applicable, for which a new NDA (and excluding, for clarity, a supplement or amendment to an existing NDA) would be required to be submitted to the FDA in order to market the applicable Collaboration Product in the United States.
1.152    “New External Program” has the meaning set forth in Section 3.1.9.
1.153    “New Program Permitted Dual Sequence Uses” has the meaning set forth in Section 3.1.9.
1.154    “Non-Acquiring Party” has the meaning set forth in Section 6.7.2(a).
1.155    “Non-Approval Trials” means any surveys, registries and Clinical Trials not intended to gain Regulatory Approval or any additional labeled indications, excluding any open label extension studies of the Collaboration Products.
1.156    “Non-Breaching Party” has the meaning set forth in Section 12.2.
1.157    “Non-Relevant Organ Delivery Technology” means [***].

1.158    [“Ongoing Candidate Discovery Development Activities” has the meaning set forth in the definition of “Alnylam Specific Activities.”]33
1.159    “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the paying Party’s Accounting Standards) by either Party or its Affiliates in connection with activities under this Agreement, excluding FTE Costs and Expenses.
1.160    “Party” and “Parties” has the meaning set forth in the preamble hereto.
1.161    “Patent Rights” means (a) all issued patents (including any extensions, restorations by any existing or future extension or registration mechanism (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof), substitutions, confirmations, re-registrations, re-examinations, and patents of addition); (b) patent applications (including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals); (c) inventor’s certificates; and (d) all equivalents of the foregoing in any country of the world.
1.162    [“Permitted Claim Scope” means [***]
1.163    “Permitted Competing Product” means any [(a)] Competing Products Directed to the Target pursuant to the exception to exclusivity set forth in Section 6.7.1(a)(A)[, and (b) Competing Products set forth on Schedule 1.163.]34
1.164    “Permitted Dual Sequence” means [***].
1.165    “Permitted Dual Sequence Uses” means, with respect to any Permitted Dual Sequence, [***], as applicable.
1.166    “Permitted Licensee Outside Product” means [***].

33 Note to Draft: Delete this definition if Alnylam is Licensee.
34 Note to Draft: Include this schedule only if the Target was a CNS Target or Eye Target under the Master Agreement and there were Competing Products Directed to the Target that were permitted with respect to the Target pursuant to subsection (C) or (D) of Section 5.7.1(a) of the Master Agreement. If included, the schedule should include the applicable exceptions.

1.167    [“Permitted Licensee Outside Product Patents” means (a) any Patent Rights classified as “Permitted Licensee Outside Product Patents” in accordance with Section 8.2.1(a)(iii)(B) and (b) any Patent Rights issuing therefrom.]35
1.168    “Permitted Licensor Outside Product” means [***].
1.169    [“Permitted Licensor Outside Product Patents” means (a) any Patent Rights classified as “Permitted Licensor Outside Product Patents” in accordance with Section 8.2.1(a)(ii)(A)(a) and (b) any Patent Rights issuing therefrom.]36
1.170    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.171    “Phase 1 Clinical Trial” means a human clinical trial of a Collaboration Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, or a similar clinical study prescribed by the applicable Regulatory Authorities, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(a), as amended.
1.172    “Phase 2 Clinical Trial” means a human clinical trial of a Collaboration Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, or a similar clinical study prescribed by the applicable Regulatory Authorities, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. § 312.21(b), as amended.
1.173    “Phase 2 Completion” means the completion of the Phase 2 Clinical Trials that were commenced prior to the Initiation of the first Registration Enabling Trial hereunder for the first Collaboration Product.

35 Note to Draft: Remove definition if Regeneron is the Licensee or if the Target is not a Designated Target.
36 Note to Draft: Remove definition if Alnylam is the Licensee or if the Target is not a Designated Target.

1.174    “Phase 3 Clinical Trial” means a human clinical trial of a Collaboration Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use and to determine warnings, precautions, and adverse reactions that are associated with such Collaboration Product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such Collaboration Product, including all tests and studies that are required by the FDA, pursuant to Applicable Law or otherwise.
1.175    “Post-Termination Payments” has the meaning set forth in Schedule 12.6.2.
1.176    “Pre-Existing Affiliates” has the meaning set forth in Section 6.7.2(e).
1.177    “Pricing Approval” means such approval, agreement, determination or governmental decision establishing prices for a Collaboration Product that can be charged to consumers and will be reimbursed by Regulatory Authorities in countries where Regulatory Authorities of such countries approve or determine pricing for pharmaceutical products for reimbursement or otherwise.
1.178    “Product Labeling” means, with respect to a Collaboration Product in a country in the Territory, (a) the Regulatory Authority approved full prescribing information for such Collaboration Product for such country, including any required patient information, and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Collaboration Product in such country.
1.179    “Product Regulatory Documentation” has the meaning set forth in Section 9.1.
1.180    “Product-Related In-License” means a license or other similar agreement with a Third Party (other than the Existing Licensor In-Licenses and the Existing Licensee In-Licenses) to license or obtain any similar right or interest in any (a) Information necessary or reasonably useful to Exploit any Collaboration Product or (b) Patent Right that Covers any Collaboration Product or the Exploitation thereof.
1.181    “Product-Related IP” has the meaning set forth in Section 8.3.2.
1.182    “Product-Related Patents” has the meaning set forth in Section 8.2.1(a).
1.183    “Product-Specific Factors” means [***].
1.184    “Product-Specific Information” has the meaning set forth in Section 9.1.

1.185    “Product-Specific In-License” means a Product-Related In-License for Information that is primarily related to, or Patent Rights that primarily claim, Product-Specific Factors.
1.186    “Product Trademarks and Domain Names” means the Trademark(s) and any domain names to be used by Licensee or its Affiliates or Sublicensees for the Commercialization of Collaboration Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).
1.187    “Promotional Materials” means, with respect to each Collaboration Product and country in which such Collaboration Product is or will be sold, promotional, advertising, communication and educational materials relating to such Collaboration Product for use in connection with the marketing, promotion and sale of such Collaboration Product in such country, and the content thereof, and shall include promotional literature, product support materials and promotional giveaways.
1.188    [“Proof of Principle Criteria” means the criteria to be mutually agreed to by the Parties prior to the commencement of the first Phase 1 Clinical Trial for the Relevant Organ Product, as described in more detail in the Master Agreement.
1.189    “Proof of Principle Study” means a Clinical Trial conducted under this Agreement that is designed to meet the Proof of Principle Criteria and identified by the Licensee to the JSC pursuant to Section 3.1.6 hereof.]37
1.190    “Proposal” has the meaning set forth in Schedule 1.
1.191    “Proprietary Unlicensed Component” means, with respect to a given Party, an Unlicensed Component that is (a) proprietary to such Party (or its Affiliate) or (b) otherwise controlled (through license or otherwise) by such Party (or its Affiliate).
1.192    [“Quality Agreement” has the meaning set forth in Section 5.2.1(b).]38
1.193    “Rare Disease” means a disease indication to be treated by a given Collaboration Product where the target population in the United States [***] patients. Any dispute regarding whether a given disease indication is a Rare Disease shall be an Expedited Matter.
37 Note to Draft: Definitions of Proof of Principle Criteria and Proof of Principle Study will be included only if the Target is an Eye Target or CNS Target.
38 Note to Draft: Delete this definition if Alnylam is Licensee.

1.194    “Regeneron” has the meaning set forth in the preamble hereto.
1.195    “Regeneron Mice” means Regeneron’s proprietary, genetically engineered mice, and any progeny of such mice (including cross-bred progeny resulting from producing a genetically engineered mouse by breeding or by using any portion of any of Regeneron’s proprietary genetically engineered mice) or other mice derived therefrom.
1.196    “Registration Enabling Trial” means a human clinical trial (whether or not designated a Phase 3 Clinical Trial) of a Collaboration Product (a) the results of which, together with prior data and information concerning such Collaboration Product, are intended at the time such human clinical trial is Initiated to establish that such Collaboration Product is safe and effective for its intended use; and (b) that forms the basis (alone or with one or more additional Registration Enabling Trials) of an effectiveness claim in support of a Regulatory Approval for such Collaboration Product, in each case ((a) and (b)), as acknowledged in writing by the FDA for any human clinical trial that does not meet the criteria for a Phase 3 Clinical Trial at the time such human clinical trial is Initiated.
1.197    “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market a Collaboration Product in such country, including, where applicable, (a) Pricing Approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) labeling approval.
1.198    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Collaboration Product in the Territory.
1.199    “Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications and other major regulatory filings), registrations, licenses, authorizations, and approvals (including Regulatory Approvals) and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files.

1.200    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Collaboration Product other than Patent Rights.
1.201    “Relevant Organ” means [________________]39.
1.202    “Relevant Organ Product” means any product containing siRNA that has been specifically engineered or selected to be Directed to the Target as expressed in the Relevant Organ; provided that such product shall still be a “Relevant Organ Product” even if such product is also Directed to such Target as expressed in another organ(s) in the body.
1.203    “Royalties” has the meaning set forth in Section 7.1.1.
1.204    “Royalty Term” means, with respect to a Collaboration Product and a country, the period commencing on the date of the First Commercial Sale of such Collaboration Product in such country and continuing until the latest of (a) the expiration of the last Valid Claim in such country of a (i) Licensor Patent (other than any Licensor Core Technology Patent that is excluded for purposes of the Royalty Term pursuant to Section 8.3.3), (ii) Joint Collaboration Patent, (iii) Licensee Product-Specific Patent or (iv) Patent Right within the [________]40 Collaboration IP (as defined in the Master Agreement) that has been filed and is Controlled by Licensee (or its Affiliate) as of the Effective Date (including any other Licensee Patent that claims priority to any such Patent Right in this clause (iv)), in each case that Covers such Collaboration Product, provided that the use or sale of such Collaboration Product by Licensee (or its Affiliate or Sublicensee) in such country infringes such Valid Claim in such country (notwithstanding any license or ownership interest therein), (b) expiration of Regulatory Exclusivity for the such Collaboration Product in such country and (c) the [***] anniversary of the First Commercial Sale of such Collaboration Product in such country.
1.205    “Rules” has the meaning set forth in Schedule 1.
1.206    [“Shared Facility” has the meaning set forth in Schedule 1.140.]41
1.207    “siRNA” means an oligonucleotide composition of native or chemically modified RNA that targets a gene through activation of the RNA interference pathway, and that is not a MicroRNA, MicroRNA antagonist or MicroRNA Mimic.
39 Note to Draft: Insert the definition of “Liver”, “Eye” or “CNS” from the Master Agreement, as applicable. In the event that any other organs are to be included in this Agreement pursuant to Section 5.7.1(a)(C)(b) of the Master Agreement, then this Agreement will need to be amended to include such other organs, as applicable, as set forth in Section 5.7.1(a)(C)(b) of the Master Agreement.
40 Note to Draft: Insert “Regeneron” if Regeneron is Licensee, or insert “Alnylam” if Alnylam is Licensee.
41 Note to Draft: Delete this definition if Alnylam is Licensee.

1.208    “Sublicensed Party” has the meaning set forth in Section 6.5.4.
1.209    “Sublicensee” means a Third Party that is granted, in accordance with this Agreement, a (sub)license by a Party or its Affiliates to intellectual property licensed under this Agreement by such Party or its Affiliates to, or to such Party and its Affiliates by, the other Party or its Affiliates, to Develop or Commercialize a Collaboration Product.
1.210    “Sublicensor Party” has the meaning set forth in Section 6.5.4.
1.211    [“Supply Agreement” has the meaning set forth in Section 5.2.1(b).]42
1.212    [“Supply Price” has the meaning set forth in Section 5.2.1(b).]43
1.213    “Target” means the target identified on Schedule 1.213.44
1.214    “Target Program” has the meaning set forth in the recitals.
1.215    “Term” has the meaning set forth in Section 12.1.
1.216    “Terminated Product” means any Collaboration Product that is the subject of Development or Commercialization by or on behalf of Licensee in the Territory as of the effective date of termination of this Agreement, but excluding [***].
1.217    “Termination Transition Agreement” has the meaning set forth in Schedule 12.6.2.
1.218    “Territory” means the entire world.

42 Note to Draft: Delete this definition if Alnylam is Licensee.
43 Note to Draft: Delete this definition if Alnylam is Licensee.
44 Note to Draft: Add the identity of the Target under this Agreement on Schedule 1.213 at the time of execution of this Agreement.

1.219    “Third Party” means any Person other than Licensor, Licensee and their respective Affiliates.
1.220    “Third Party Acquisition” has the meaning set forth in Section 6.7.2(a).
1.221    “Third Party Infringement Action” has the meaning set forth in Section 8.6.1.
1.222    “Third Party Provider” has the meaning set forth in Section 3.1.5.
1.223    “Third Party Transaction” means any transaction pursuant to which Licensee or its Affiliates grants a license, sells or otherwise grants or transfers, including by option, to any Third Party (other than in connection with (i) a Change of Control (provided, however that any such transaction shall be considered a “Third Party Transaction” where, as of the consummation of such transaction, the Collaboration Product(s) which are the subject matter of this Agreement constitutes a majority of the assets of Licensee) or (ii) a subcontract as permitted pursuant to Section 3.1.4) rights in or to, including any rights to further Develop or Commercialize, one or more Collaboration Products.
1.224    “Third Party Transaction Proceeds” means, with respect to a Third Party Transaction, any and all proceeds received by Licensee or any of its Affiliates from Third Parties in respect of such Third Party Transaction, including (a) upfront and milestone payments; (b) royalties, sales milestones, profit share and other payments based on the sales of a Collaboration Product; (c) the fair market value of any equity or debt securities issued in respect of such Third Party Transaction to such Party or its Affiliates that exceeds any amount paid by such Party or its Affiliates for such securities; (d) the amount by which any amount paid by a Third Party to such Party or its Affiliates for any equity or debt securities issued to such Third Party in respect of such Third Party Transaction exceeds the fair market value of such securities; (e) the amount by which the transfer price for any Collaboration Product paid by a Third Party to such Party or its Affiliates exceeds the actual Manufacturing Costs for such Collaboration Product; (f) the fair market value of any other form of consideration paid to, or received by or otherwise recognized by such Party or its Affiliates by or from a Third Party in connection with such Third Party Transaction as reasonably agreed by the Parties; but excluding any amounts received by Licensee or any of its Affiliates as (i) reimbursement for research and development costs that were actually incurred by a Party for the Development of the Collaboration Product(s) that are the subject of the Third Party Transaction, or (ii) bona fide pre-payment of research and development costs incurred by Licensee, for the Development of the Collaboration Product(s) that are the subject of the Third Party Transaction. If a Third Party Transaction includes products or intellectual property other than Collaboration Products or intellectual property claiming or Covering Collaboration Products, the Parties shall mutually agree upon a fair and reasonable allocation of the Third Party Transaction

Proceeds. Any dispute regarding (x) the fair market value of any equity or debt securities issued in respect of a Third Party Transaction, (y) the fair market value of any other form of consideration paid to, or received by or otherwise recognized by a Party or its Affiliates by or from a Third Party in connection with a Third Party Transaction or (z) the allocation of Third Party Transaction Proceeds between the Collaboration Products and other products or intellectual property included in the applicable Third Party Transaction, in each case ((x) through (z)), shall be a Financial Dispute.
1.225    “Third Party Transaction Proceeds Percentage” means [***].
1.226    “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.
1.227    “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.228    “Unlicensed Component” means (a) any API of a Combination Product that is not an siRNA Directed to the Target or (b) any API that is otherwise administered in a Clinical Trial of a Collaboration Product (in accordance with the protocol for such Clinical Trial) that is not an siRNA Directed to the Target.
1.229    “Valid Claim” means a claim of (a) any issued and unexpired Patent Right whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a patent application prosecuted in good faith that has been pending less than [***] years from the date of filing of the earliest patent application to which such patent application claims priority, which claim has not been cancelled, withdrawn or abandoned, or finally rejected by an administrative agency action from which no appeal can be taken.
Article 2
JOINT STEERING COMMITTEE AND ALLIANCE MANAGERS
2.1    Joint Steering Committee.
2.1.1    Formation. Within fifteen (15) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to have discussions with respect to the Exploitation of the

Collaboration Products; provided that the Parties may agree to increase or decrease the number of equal representatives from each Party. From time to time, each Party may replace one or more of its representatives to the JSC on written notice to the other Party. Each Party shall appoint one of its representatives to serve as a co-chairperson of the JSC, and a Party may change its appointed co-chairperson from time to time upon written notice to the other Party.
2.1.2    Specific Responsibilities. The JSC shall discuss the Development, Commercialization, Manufacture and other Exploitation of the Collaboration Products in the Territory pursuant to this Agreement. For clarity, the JSC shall be a forum for discussion only and shall not have any decision-making authority.
2.1.3    Meetings. The Joint Steering Committee shall hold meetings at such times as the Parties shall determine, but in no event less frequently than once each Calendar Quarter during the Term (provided that following the First Commercial Sale of the first Collaboration Product, the Joint Steering Committee shall hold meetings no less frequently than once every other Calendar Quarter), commencing from and after the time the Joint Steering Committee is established as provided herein unless the co-chairpersons agree otherwise. All Joint Steering Committee meetings may be conducted by telephone, video-conference or in person as determined by mutual agreement of the co-chairpersons; provided, that, prior to the First Commercial Sale of the first Collaboration Product, the Joint Steering Committee shall meet in person at least once each Calendar Year, unless otherwise agreed by the Parties. Unless otherwise agreed by the Parties, all in-person meetings of the Joint Steering Committee shall be held on an alternating basis between Licensee’s facilities and Licensor’s facilities. A reasonable number of other representatives of a Party may attend any Joint Steering Committee meeting as non-voting observers (provided, that such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in ARTICLE 9). Each Party shall be responsible for all of its own expenses of participating in the Joint Steering Committee. Either Party’s representatives on a Joint Steering Committee may call a special meeting of the Joint Steering Committee upon at least five (5) Business Days’ prior written notice, except that emergency meetings may be called with at least two (2) Business Days’ prior written notice.
2.1.4    Procedural Rules. The Joint Steering Committee shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the Joint Steering Committee shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party.
2.1.5    Committees under the Master Agreement and other License Agreements and Co-Co Collaboration Agreements. If agreed to by the Parties, the JSC hereunder can be the same as the equivalent committee under the Master Agreement or any other License Agreement or

Co-Co Collaboration Agreement (e.g., the JSC hereunder can be the same committee as the JSC under the Master Agreement or any other License Agreement or Co-Co Collaboration Agreement).
2.2    Alliance Manager. Each Party shall appoint a senior representative who possesses a general understanding of this Agreement and pharmaceutical research, clinical, regulatory, manufacturing and commercialization matters and who shall oversee contact between the Parties for all matters with respect to this Agreement and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.
Article 3
DEVELOPMENT AND REGULATORY
3.1    Development Activities.
3.1.1    Transition of Development Activities from Master Agreement. To the extent that Licensor was performing Development activities with respect to the Target Program under the Master Agreement, Licensor shall use Commercially Reasonable Efforts to provide cooperation and assistance to Licensee, as reasonably requested by Licensee, to enable Licensee to assume the continuation of such Development of the Collaboration Products in the Territory pursuant to this Agreement[; provided, however, that Licensor shall not transition to Licensee any Alnylam Specific Activities]45. Such cooperation and assistance shall be provided in a prompt and timely manner.
3.1.2    Development by Licensee. Licensee (itself or through its Affiliates or Sublicensees) shall have the sole right to Develop Collaboration Products in the Territory, and shall be responsible for all of its costs and expenses in connection with the Development of the Collaboration Products. [Licensee shall, in good faith, include the Development of Collaboration Product as a Relevant Organ Product in its initial development plan, to the extent such Development remains reasonable in light of all circumstances then existing.]46
3.1.3    Diligence. Licensee shall use Commercially Reasonable Efforts to Develop a Collaboration Product [***].
3.1.4    [Alnylam Specific Activities. [***]

45 Note to Draft: Delete this bracketed language if Alnylam is Licensee.
46 Note to Draft: Delete this bracketed language if Alnylam is Licensee or if the Target is not an Eye Target.

3.1.5    Subcontracting. Each Party shall have the right to subcontract any of its Development activities under this Agreement to a Third Party (a “Third Party Provider”) without the other Party’s consent [(provided that Licensor shall not subcontract any activities within the Alnylam Specific Activities without Licensee’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed, except that Licensor may subcontract those activities set forth on Schedule 3.1.5 to those Third Party Providers as set forth on such schedule to the extent Licensor subcontracts such activities in the ordinary course of Licensor’s business, which schedule may be updated from time to time by the Parties to include additional Third Party Providers upon Licensor’s reasonable request and Licensee’s consent, not to be unreasonably withheld, conditioned or delayed)]47; provided that any subcontract entered into by a Party pursuant to this Section 3.1.5 must (a) be in writing, (b) be consistent with the terms and conditions of this Agreement, including containing confidentiality provisions at least as protective as those contained in ARTICLE 9, and (c) provide the other Party with the same rights with respect to any intellectual property arising from the subcontracted activities as it would have if the subcontracting Party performed such activities under this Agreement (except that with respect to any subcontract entered into with a Third Party contract manufacturer, such Third Party may retain ownership of any general manufacturing process improvement of general application; provided that such Third Party grants the subcontracting Party a sublicenseable license with respect to any such improvement to the extent related to a Collaboration Product). In the event the subcontracting Party seeks to subcontract with an academic, governmental, not-for-profit or public institution and is unable to comply with subsection (c) above because the institution has standard policies against such intellectual property obligations, then the subcontracting Party may submit a written request to the other Party for its consent to such subcontract through the Alliance Managers. If the other Party fails to respond to such request within [***] weeks after receipt of such written request, such request shall be deemed to have been approved, and the subcontracting Party may proceed with the subcontract. In any event, the subcontracting Party shall (x) oversee the performance by its subcontractors of the activities subcontracted pursuant to this Section 3.1.4 in a manner that would be reasonably expected to result in their timely and successful completion and (y) be responsible and liable for the actions and omissions of its subcontractors. No subcontracting pursuant to this Section 3.1.4 shall relieve the subcontracting Party of any of its obligations, or the other Party of any of its rights, under this Agreement.
47 Note to Draft: Delete this bracketed language if Alnylam is Licensee.

3.1.6     [Proof of Principle Study. Promptly following mutual agreement on the Proof of Principle Criteria by the Parties, in accordance with and more particularly described in the Master Agreement, Licensee shall identify such Proof of Principle Criteria in writing to the JSC. [***]
3.1.7    Compliance. Each Party shall perform or cause to be performed any and all of its Development activities in a good scientific manner and in compliance with all Applicable Law.
3.1.8    siRNAs from Other License Agreements or Co-Co Collaboration Agreements. [***]
3.1.9    [Additional Permitted Dual Sequences. [***]
3.2    Information Exchange. As long as Licensee is conducting Development activities under this Agreement, upon the reasonable request of Licensee, Licensor shall provide to Licensee Information that is licensed to Licensee under this Agreement to the extent that it is necessary or reasonably useful for Licensee for Developing any Collaboration Product or for filing, obtaining or maintaining INDs or Regulatory Approval for any Collaboration Product, including copies of all material scientific information and data related to such Collaboration Product.
3.3    Records and Reports.
3.3.1    [Each of Licensor and]48 Licensee shall, and shall ensure that its Third Party Providers, maintain complete, current and accurate records of all of its Development activities under this Agreement and all data and other information resulting from such Development activities, which records shall (a) be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, (b) properly reflect all work done and results achieved in the performance of such Development activities, and (c) record only such Development activities and shall not include or be commingled with records of activities that are not conducted under this Agreement. Licensee [or Licensor, as the case may be,]49 shall retain, or cause to the retained, such records for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law.

48 Note to Draft: Delete this bracketed language if Alnylam is Licensee.
49 Note to Draft: Delete this bracketed language if Alnylam is Licensee.

3.3.2    Within thirty (30) days following the end of each Calendar Year during which Licensee is conducting Development activities, Licensee shall provide the Joint Steering Committee a summary of material Development activities that were conducted over the preceding Calendar Year or that Licensee plans to conduct in the current or next Calendar Year (including to the extent available the design of any clinical trial that they intend to initiate or conduct during such period) and shall promptly notify the Joint Steering Committee of material developments in the Development and Regulatory Approval of the Collaboration Products in the Major Market Countries. At Licensor’s reasonable request from time to time, Licensee shall promptly provide Licensor with additional material information regarding completed, ongoing, or anticipated Development efforts.
3.3.3    Licensee shall provide Licensor with copies of or access to clinical safety data affecting each Collaboration Product or the class (e.g., serious adverse events, emerging safety issues) and other reasonable information to enable Licensor to conduct platform-wide safety signal analyses. If requested by a Party, the Parties shall reasonably agree on timelines to provide such data, and in particular with respect to clinical safety data, in order for the Parties to be able to comply with any regulatory reporting requirements.
3.3.4    Notwithstanding anything to the contrary contained herein (including Sections 3.4.1 and 5.1), neither Party shall be required to provide to, or otherwise share with, the other Party any data (including Development Data and CMC information) specific to such Party’s Proprietary Unlicensed Component, unless otherwise required by a Regulatory Authority.
3.4    Regulatory Matters.
3.4.1    Regulatory Responsibilities.
(a)    As between the Parties, Licensee shall have the sole right to prepare, obtain, and maintain INDs, Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions, and to conduct communications with the Regulatory Authorities, for Collaboration Products in the Territory (which shall include filings or communications with the Regulatory Authorities with respect to Development activities). [Licensor shall support Licensee, as reasonably requested by Licensee, in obtaining INDs and Regulatory Approvals for the Collaboration Products, and in the activities in support thereof, including providing documents or other materials necessary or reasonably useful to obtain any such INDs and Regulatory Approvals and consulting with respect thereto. [***]
(b)    [***]

(c)    All Regulatory Documentation (including all Regulatory Approvals and Product Labeling) relating to the Collaboration Products shall be owned by, and shall be the sole property and held in the name of, Licensee or its designated Affiliate, Sublicensee or designee.
3.4.2    Recall, Market Suspension or Market Withdrawal. Licensee shall make every reasonable effort to notify Licensor promptly (but in no event later than forty-eight (48) hours) following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Collaboration Product in the Territory, and shall include in such notice the reasoning behind such determination, and any supporting facts. Licensee shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Territory. If a recall, market suspension, or market withdrawal is mandated by a Regulatory Authority in the Territory, Licensee shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 3.4.2, Licensee shall be solely responsible for the execution thereof, and Licensor shall reasonably cooperate in all such recall efforts. Without limiting ARTICLE 11, (a) if and to the extent that a recall, market suspension, or market withdrawal resulted from a Party’s or any of its Affiliate’s material breach of its obligations hereunder, or from such Party’s or any of its Affiliate’s gross negligence or willful misconduct, such Party shall be responsible for the costs and expenses of such recall, market suspension, or market withdrawal incurred by or on behalf of either Party, (b) except as set forth in the foregoing clause (a), Licensee shall be responsible for the costs and expenses of such recall, market suspension, or market withdrawal incurred by or on behalf of either Party.
3.5    Material Transfer. In the event a Party transfers to the other Party any Materials under this Agreement, the receiving Party shall: (a) use such Materials solely for the purpose of exercising its rights or fulfilling its obligations under this Agreement and for no other purpose; and (b) not transfer such Materials to any Third Party without the providing Party’s prior written consent, provided that the receiving Party shall have the right to transfer such Materials to its Sublicensees or subcontractors solely to the extent for such Third Party to conduct the activities on behalf of, or as a Sublicensee of, such receiving Party in furtherance of this Agreement. In the event the Parties anticipate the transfer of any patient samples or patient information, the Parties shall negotiate in good faith and enter into an agreement governing such transfer and subsequent use, in compliance with all Applicable Law.
3.6    Delivery Technology. At any time during the Term, either Party may propose in writing to the other Party that a targeting ligand or other delivery technology is or is not a type of Non-Relevant Organ Delivery Technology, as measured by [***]. Within thirty (30) days of receiving such request, together with reasonable supporting data from the requesting Party, if any, the non-requesting Party may agree or object. Upon any such objection, the proposing Party, if it so elects, may elect to invoke the dispute resolution process set forth in Section 13.5.2(c) to determine if a targeting ligand or other delivery technology is or is not a type of Non-Relevant Organ Delivery Technology. Upon any agreement by the Parties or resolution by the dispute resolution process set forth in Section 13.5.2(c), the JSC will record the applicable classification of the targeting ligand or other delivery technology in its minutes; provided that, for clarity, either Party shall have the right to subsequently dispute the determination made pursuant to this Section 3.6 if new information becomes available with respect to such targeting ligand or other delivery technology, and if a new determination is made, the JSC minutes will be updated to reflect such new determination (provided that, if (a) there was an initial determination made pursuant to this Section 3.6 that a particular targeting ligand or other delivery technology was Non-Relevant Organ Delivery Technology, and (b) it is subsequently determined that such targeting ligand or other delivery technology is not Non-Relevant Organ Delivery Technology, [***].
Article 4
COMMERCIALIZATION
4.1    In General. Licensee (itself or through its Affiliates or Sublicensees) shall have the sole right to Commercialize Collaboration Products in the Territory, and shall be responsible for all of its costs and expenses incurred in connection with the Commercialization of the Collaboration Products.
4.2    Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize a Collaboration Product [***] following receipt of Regulatory Approval therefor in the applicable country in the Territory.
4.3    Compliance with Applicable Law. Licensee shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Commercialization of Collaboration Products.
4.4    Booking of Sales; Distribution. Licensee shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Collaboration Products in the Territory and to perform or cause to be performed all related services. Licensee shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Collaboration Products in the Territory.
4.5    Promotional Materials. Licensee will be responsible for the creation, preparation, production and reproduction of all Promotional Materials and for filing, as appropriate, all Promotional Materials with all Regulatory Authorities in the world.

4.6    Product Trademarks and Domain Names. Subject to Section 4.7, Licensee shall have the right to determine and shall own the Product Trademarks and Domain Names to be used with respect to the Exploitation of the Collaboration Products on a worldwide basis. Neither Party shall, nor it permit its Affiliates to, (a) use in their respective businesses (except, with respect to Licensee, under this Agreement), any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks and Domain Names, or (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks and Domain Names.
4.7    Use of Corporate Names.
4.7.1    Licensee shall have no obligation to include Licensor’s Corporate Names on materials related to the Collaboration Products (including Product Labeling, trade packaging, internet pages, social media, samples and all Promotional Materials used or distributed in connection with the Collaboration Products), except that to the extent Licensee is required under Applicable Law to include Licensor’s Corporate Names on materials related to the Collaboration Product (including Product Labeling, trade packaging, internet pages, social media, samples and all Promotional Materials used or distributed in connection with the Collaboration Products) it shall do so.
4.7.2    During the Term, Licensee shall submit samples of each such Product Labeling, trade packaging, internet pages, social media, samples and Promotional Materials containing Licensor’s Corporate Name to Licensor for its prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) at least fifteen (15) days before the first dissemination of such materials. Failure of Licensor to object within such fifteen (15)-day period shall constitute approval of Licensee’s Product Labeling, trade packaging, internet pages, social media, samples and all Promotional Materials.
4.8    Commercialization Reports. Approximately twenty-four (24) months prior to, and again approximately twelve (12) months prior to, the expected date of First Commercial Sale of a Collaboration Product, Licensee shall provide the Joint Steering Committee a written report (in electronic form) summarizing the Commercialization activities (if any) undertaken by or on behalf of Licensee with respect to each Collaboration Product in the Field during such Calendar Year. Commencing with the First Commercial Sale of a Collaboration Product in the Territory such reports shall be provided two (2) times per Calendar Year (for the first two Calendar Quarters and for the last two Calendar Quarters of each Calendar Year). The foregoing reports referred to in this Section 4.8 shall be in a level of detail that will provide Licensor with an update on the progress of the Commercialization activities. In addition, interim versions of such reports may be requested by Licensor with respect to the first Calendar Quarter and third Calendar Quarter of each Calendar

Year, it being understood that such interim reports may be less detailed than the regular reports covering two (2) Calendar Quarters.
Article 5
MANUFACTURING AND SUPPLY
5.1    Manufacturing Coordination. [***]
5.2    50[Manufacturing and Supply.
5.2.1    Early Stage Supply Requirements.
(a)    Licensor shall use Commercially Reasonable Efforts to adequately and timely Manufacture and supply the Early Stage Supply Requirements, which Manufacture and supply shall be in accordance with Applicable Law, including GMP, and this Agreement, as well as the Supply Agreement and the Quality Agreement once the Parties have executed the Supply Agreement and the Quality Agreement.
(b)    The Parties shall negotiate in good faith and use diligent and good faith efforts to execute and deliver a definitive supply agreement for the supply of the Early Stage Supply Requirements (the “Supply Agreement”) and related quality agreement (the “Quality Agreement”) [***].
(c)    [***].
5.2.2    Late Stage Supply Requirements.
(a)    [***]
(b)    [***]
(c)    Technology Transfer to Licensee. [***]
(d)    Additional Technology Transfers. [***]
5.2.3    Licensee’s Contracts with Third Party Contract Manufacturers. [***]
5.2.4    Licensee’s Efforts. [***]
5.2.5    Technology Transfer to Licensor. [***]
50 Note to Draft: If Alnylam is Licensee, then the following Section 5.2 should be replaced with the alternative Section 5.2 below.

5.2.6    Costs of Manufacture. [***]
5.2.7    Certain Licensor Third Party Contractor Requirements. [***]
5.2    [ALTERNATIVE FOR SECTION 5.2] [Manufacturing and Supply.51
5.2.1    Licensee will, itself or through one or more of its Affiliates or through one or more Third Party contract manufacturers, Manufacture and supply the Early Stage Supply Requirements and the Late Stage Supply Requirements. Licensee shall use Commercially Reasonable Efforts to adequately and timely Manufacture and supply the Early Stage Supply Requirements and the Late Stage Supply Requirements, which Manufacture and supply shall be in accordance with Applicable Law, including GMP, and this Agreement.
5.2.2    [***]
5.2.3    [***]
5.2.4    [***]
Article 6
GRANT OF RIGHTS
6.1    Grants to Licensee. Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee:
6.1.1    subject to Section [6.4.3]52, an exclusive (including with regard to Licensor and its Affiliates), non-transferable (except as permitted by Section 13.2), worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Licensor Product-Specific Patents and the Licensor Product-Specific Know-How, to Exploit the Collaboration Products in the Field in the Territory, which license shall be royalty-bearing pursuant to Section 7.1.1 during the Royalty Term with respect to each Collaboration Product in each country in the Territory, and after the expiration of the Royalty Term for a Collaboration Product in a country shall convert to a fully paid-up, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses through multiple tiers of sublicensees, for such Collaboration Product in such country;

51 Note to Draft: If Alnylam is Licensee, then this alternative Section 5.2 replaces the Section 5.2 above.
52 Note to Draft: Change this reference to Section 6.4.2 if Alnylam is Licensee.

6.1.2    a non-exclusive, non-transferable (except as permitted by Section 13.2), worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Licensor Core Technology Patents and the Licensor Core Technology Know-How, to Exploit the Collaboration Products in the Field in the Territory, which license shall be royalty-bearing pursuant to Section 7.1.1 during the Royalty Term with respect to each Collaboration Product in each country in the Territory, and after the expiration of the Royalty Term for a Collaboration Product in a country shall convert to a fully paid-up, irrevocable, perpetual, non-exclusive license, with the right to grant sublicenses through multiple tiers of sublicensees, for such Collaboration Product in such country;
6.1.3    subject to Section [6.4.3]53, an exclusive (including with regard to Licensor and its Affiliates), non-transferable (except as permitted by Section 13.2), fully paid-up, worldwide license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 6.3, under the Regulatory Approvals and any other Regulatory Documentation that Licensor or its Affiliates may Control that are related to a Collaboration Product as necessary for Exploiting such Collaboration Product in the Field in the Territory;
6.1.4    a non-exclusive license, with the right to grant sublicenses in accordance with Section 6.3, to use Licensor’s Corporate Names solely as required to comply with, and in accordance with, Section 4.7, and for no other purpose; and
6.1.5    [a non-exclusive, non-transferable (except as permitted by Section 13.2), fully paid-up, perpetual, worldwide license (or sublicense), with the right to grant sublicenses through multiple tiers, [***] to Exploit any product in the Territory that does not contain any siRNA, MicroRNA, MicroRNA antagonist or MicroRNA Mimic, or any single or double-stranded oligonucleotide designed to specifically hybridize to RNA and modulate the expression of the intended target.]54

53 Note to Draft: Change this reference to Section 6.4.2 if Alnylam is Licensee.
54 Note to Draft: If Regeneron is Licensee, use this Section 6.1.5. If Alnylam is Licensee, delete this Section 6.1.5 and use the alternative Section 6.1.5 below.

6.1.5    [ALTERNATIVE SECTION 6.1.5] [a non-exclusive, non-transferable (except as permitted by Section 13.2), fully paid-up, perpetual, worldwide license (or sublicense), with the right to grant sublicenses through multiple tiers, [***] to Exploit any product in the Territory containing siRNA (other than a Competing Product).]55
Notwithstanding the foregoing in this Section 6.1, Licensee does not receive any rights under the license grants in this Section 6.1 to or for any Proprietary Unlicensed Component of a Combination Product Controlled by Licensor (or any of its Affiliates).
6.2    Grants to Licensor. Subject to the terms and conditions of this Agreement, Licensee hereby grants Licensor:
6.2.1    [a non-exclusive, non-transferable (except as permitted by Section 13.2), fully paid-up, perpetual, worldwide license (or sublicense), with the right to grant sublicenses through multiple tiers, [***] to Exploit any product in the Territory containing siRNA (other than a Competing Product); and]56
[ALTERNATIVE SECTION 6.2.1] [a non-exclusive, non-transferable (except as permitted by Section 13.2), fully paid-up, perpetual, worldwide license (or sublicense), with the right to grant sublicenses through multiple tiers, [***] to Exploit any product in the Territory that does not contain any siRNA, MicroRNA, MicroRNA antagonist or MicroRNA Mimic, or any single or double-stranded oligonucleotide designed to specifically hybridize to RNA and modulate the expression of the intended target; and]57

6.2.2    [a non-exclusive, non-transferable (except as permitted by Section 13.2), fully paid-up, worldwide license (or sublicense), with the right to grant sublicenses in accordance with Section 6.3, under the Licensee Technology, to Develop the Collaboration Products solely for purposes of performing the Alnylam Specific Activities as set forth in, and subject to, the development plan and budget agreed to pursuant to Section 3.1.4 and to Manufacture and supply the Early Stage Supply Requirements, and if applicable, the Late Stage Supply Requirements;]58

55 Note to Draft: If Alnylam is Licensee, use this alternative Section 6.1.5.
56 Note to Draft; If Alnylam is Licensor, use this Section 6.2.1. If Regeneron is Licensor, delete this Section 6.2.1 and use the alternative Section 6.2.1 below.
57 Note to Draft: If Regeneron is Licensor, then use this alternative Section 6.2.1.
58 Note to Draft: Delete this Section 6.2.2 if Regeneron is Licensor.

Notwithstanding the foregoing in this Section 6.2, Licensor does not receive any rights under the license grants in this Section 6.2 to or for any Proprietary Unlicensed Component of a Combination Product Controlled by Licensee (or any of its Affiliates).

6.3    Sublicenses. [Either Party]59 shall have the right to grant sublicenses (or further rights of reference), through multiple tiers, under the licenses and rights of reference granted to Licensee in Section 6.1.1, Section 6.1.2, Section 6.1.3 or Section 6.1.4 [or to Licensor in Section 6.2.2]60, as applicable; provided that any such sublicenses to Develop or Commercialize a Collaboration Product shall be consistent with the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement. Licensee will promptly provide the other Party with a copy of any fully executed sublicense agreement with a Third Party covering any Commercialization sublicense granted hereunder. Each such sublicense agreement entered into by a Party shall contain a requirement that the Sublicensee comply with confidentiality and non-use provisions that are no less stringent than Section 9.1 with respect to the other Party’s Confidential Information. Furthermore, the applicable Party shall use commercially reasonable efforts to ensure that, to the extent possible, each such sublicense agreement by it to a Sublicensee provides that any and all data and results, discoveries, inventions and other Information, whether patentable or not, arising out of the sublicense are owned by such Party or one of its Affiliates; provided that if, after using commercially reasonable efforts, the foregoing is not possible, then such Party shall ensure that it sufficiently Controls all such data and results, discoveries, inventions and other Information in order to grant the licenses to the other Party as contemplated under this Agreement. Notwithstanding any sublicense to a Sublicensee, the sublicensing Party shall remain responsible to the other Party for the performance of all of the sublicensing Party’s obligations under, and compliance with, all applicable terms and conditions of, this Agreement, including any obligations delegated to its Sublicensees. For the avoidance of doubt, either Party may grant sublicenses, through multiple tiers, under the licenses granted to such Party under Section 6.1.5 or Section 6.2.1, as applicable, without the consent of the other Party and the foregoing provisions of this Section 6.3 shall not apply to such sublicenses.
59 Note to Draft: Change this bracketed language to “Licensee” if Regeneron is Licensor.
60 Note to Draft: Delete this bracketed language if Regeneron is Licensor.

6.4    No Implied License; Retention of Rights.
6.4.1    Except as expressly provided herein, nothing in this Agreement grants either Party or vests in either Party any right, title or interest in and to the Information, Patent Rights, Confidential Information, Trademarks or other intellectual property of the other Party (either expressly or by implication or estoppel), other than the license rights expressly granted hereunder and the assignments expressly made hereunder.
6.4.2    Notwithstanding anything to the contrary in this Agreement, and without limiting any rights granted or reserved to Regeneron pursuant to any other term or condition of this Agreement:
(a)    Regeneron hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors, (sub)licensees and contractors) all right, title and interest in and to the [________]61 Technology to (i) perform its and their obligations under this Agreement; and (ii) subject to Section 6.7, develop, obtain and maintain regulatory approvals for, and to manufacture, commercialize, and otherwise exploit any compound or product, other than a Collaboration Product, in any field anywhere in the world; and
(b)    Regeneron reserves the right to grant the licenses to Third Parties for the purposes described in Section 6.7.3.
6.4.3    Notwithstanding anything to the contrary in this Agreement, and without limiting any rights granted or reserved to Alnylam pursuant to any other term or condition of this Agreement, Alnylam hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its licensors, (sub)licensees and contractors) all right, title and interest in and to the [________]62 Technology to (a) perform its and their obligations under this Agreement[, including (i) to perform the Alnylam Specific Activities, and (ii) to Manufacture and supply the Early Stage Supply Requirements and if applicable, the Late Stage Supply Requirements]63 and (b) subject to Section 6.7, develop, obtain and maintain regulatory approvals for, and to manufacture, commercialize, and otherwise exploit any compound or product, other than a Collaboration Product, in any field anywhere in the world.

61 Note to Draft: If Regeneron is Licensor, then insert “Licensor”. If Regeneron is Licensee, then insert “Licensee”.
62 Note to Draft: If Alnylam is Licensor, then insert “Licensor”. If Alnylam is Licensee, then insert “Licensee”.
63 Note to Draft: Delete this bracketed language if Alnylam is Licensee.

6.4.4    [***]
6.5    In-License Agreements.
6.5.1    Entry Into In-Licenses.
[***]
6.5.2    Additional Alnylam In-Licenses. In the event that a Patent Right licensed to Alnylam under an Additional Alnylam In-License actually is or will be infringed by Licensee’s Development, Manufacture or Commercialization of a Collaboration Product in the Field and in the Territory in accordance with this Agreement, then such Additional Alnylam In-License will thereafter automatically be deemed to be an Existing [Licensor]64 In-License on a Collaboration Product-by-Collaboration Product basis, and all rights granted to [Licensor]65 thereunder will be deemed to be “Controlled” by [Licensor]66 and [sublicensed to Licensee under the applicable terms of Section 6.1]67, effective as of the later of (a) the date the applicable Patent Right issues and (b) the date that Licensee’s Development, Manufacture or Commercialization of such Collaboration Product in the Field and in the Territory in accordance with this Agreement would infringe such Patent Right in the absence of a license thereunder; provided, for clarity, that the performance of activities as permitted under the safe harbor provision provided in 35 U.S.C. § 271(e)(1) (or other applicable safe harbor exemptions in other countries outside the United States) shall not be deemed to trigger the date under the foregoing clause (b).
6.5.3    Management of In-Licenses. Licensor shall not, and shall cause its Affiliates not to, enter into any subsequent agreement or understanding with any Third Party to an In-License to which such Licensor or any of its Affiliates is a party that modifies, amends or terminates any such In-License, or waives any right or obligation thereunder, in any way that would adversely affect in any material respect Licensee’s rights or interests under this Agreement, including by increasing any of Licensee’s obligations or otherwise agreeing to any covenants or obligations imposed on Licensee that would adversely impact Licensee’s business outside of this Agreement, in each case, without Licensee’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Licensor shall not, and Licensor shall cause its Affiliates not to, commit any acts or permit the occurrence of any omissions that would cause a material breach or termination of any such In-License that would adversely affect in any material respect Licensee’s rights or interests under this Agreement.
64 Note to Draft: Change to “Licensee” if Alnylam is the Licensee.
65 Note to Draft: Change to “Licensee” if Alnylam is the Licensee.
66 Note to Draft: Change to “Licensee” if Alnylam is the Licensee.
67 Note to Draft: Delete bracketed language if Alnylam is the Licensee.

6.5.4    In-Licenses. Each Party acknowledges and agrees that the sublicenses and other rights granted by the other Party to such first Party in this Agreement are subject to the terms of any In-Licenses to which such other Party or any of its Affiliates is a party. Each Party granted a sublicense pursuant to this Agreement under any of the In-Licenses of the other Party (or any of its Affiliates) (the Party granted a sublicense, the “Sublicensed Party,” and the Party granting the sublicense, the “Sublicensor Party”) shall comply with, and perform and take such actions as may be required to allow the Sublicensor Party to comply with, all applicable terms and conditions of the In-Licenses of the Sublicensor Party to the extent (a) applicable to (i) the Sublicensed Party’s rights or obligations relating to the Development, Manufacture or Commercialization of Collaboration Products under this Agreement or (ii) the filing, prosecution, maintenance, extension, defense, enforcement or the further sublicensing of the Licensor Technology (if Licensor is the Sublicensor Party) or the Licensee Technology (if Licensee is the Sublicensor Party) to the extent relevant to the Sublicensed Party’s rights or obligations relating to the Development, Manufacture or Commercialization of Collaboration Products under this Agreement, and (b) the Sublicensed Party has been given written notice or provided a copy of such terms and conditions on or before the later of (i) the Effective Date and (ii) the date on which such In-License is first required to have been provided to the Sublicensed Party hereunder, including any such terms and conditions relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence. Without limiting the foregoing, (x) the Parties shall, from time to time, upon the reasonable request of either Party, discuss the terms of any In-License and (y) each Sublicensed Party shall prepare and deliver to the Sublicensor Party any reports required under the applicable In-Licenses of the Sublicensor Party sufficiently in advance to enable the Sublicensor Party to comply with its obligations under the applicable In-Licenses, to the extent that the Sublicensed Party had been made aware of such provisions sufficiently in advance of the date on which such compliance is required in order for such Sublicensed Party to properly prepare such reports.
6.5.5    [Excluded Agreements. Notwithstanding anything herein to the contrary, Licensee acknowledges that certain Patent Rights and Information under which Licensor has rights are in-licensed by Licensor under the Excluded Agreements. It is understood and agreed that no sublicense is granted to Licensee by Licensor under the Excluded Agreements pursuant to this Agreement, and that no Patent Rights or Information licensed to Licensor under the Excluded Agreements will be Controlled by Licensor under this Agreement. Licensor shall be solely responsible for, and shall solely bear, all costs arising under or in connection with any Excluded Agreement.]68
68 Note to Draft: Include this provision if Alnylam is the Licensor.

6.6    Confirmatory Patent License. Each Party shall, if requested to do so by the other Party, promptly enter into confirmatory license agreements in the form or substantially the form reasonably requested by such other Party for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as the requesting Party considers appropriate. Until the execution of any such confirmatory licenses, so far as may be legally possible, Licensor and Licensee shall have the same rights in respect of the respective intellectual property and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.
6.7    Exclusivity.
6.7.1    Exclusivity.
(a)    Target Exclusivity. During the Term, subject to Section 6.7.2 and Section 6.7.3 and the remainder of this Section 6.7.1(a), and in the case of Alnylam, except as and to the extent set forth in the Existing [Licensor][Licensee]69 Third Party Agreements, and in the case of Regeneron except as and to the extent set forth in the Existing [Licensor][Licensee]70 Third Party Agreements, in each case, as existing as of the Effective Date (as defined in the Master Agreement) of the Master Agreement, each Party shall not, and shall cause its Affiliates not to, (i) directly or indirectly, develop, commercialize or manufacture for purposes of development or commercialization, any Competing Product in the Field in any country in the Territory, or (ii) license, authorize or appoint any Third Party to directly or indirectly, develop, commercialize or manufacture for purposes of development or commercialization, any Competing Product in the Field in any country in the Territory.
(A)    The provisions of Section 6.7.1(a)(i) and (ii) shall not apply to any Competing Product Directed to the Target using or incorporating only Non-Relevant Organ Delivery Technology; provided that such Competing Product using or incorporating such Non-Relevant Organ Delivery Technology is not administered to or used in (or developed or designed for use or administration in) the Relevant Organ through any route of administration [(including when administered [intrathecally][intraocularly]71)]72.

69 Note to Draft: To be updated based on whether Alnylam is Licensor or Licensee.
70 Note to Draft: To be updated based on whether Regeneron is Licensor or Licensee.
71 Note to Draft: Include “intrathecally” if the Target is a CNS Target. Include “introcularly” if the Target is an Eye Target.
72 Note to Draft: Include this bracketed language only if the Target is a CNS Target or an Eye Target.

(B)    [The provisions of Section 6.7.1(a)(i) and (ii) shall not apply to any Permitted Competing Products.] 73
(b)    siRNA Sequence Exclusivity. Without limiting the provisions of Section 6.7.1(a), during the Term, [Licensor][Licensee]74 shall not, and shall cause its Affiliates not to, (i) directly or indirectly, develop, commercialize or manufacture for purposes of development or commercialization any siRNA that includes the same nucleotide sequence (or a different nucleotide sequence that functionally targets the same nucleotide sequence of the messenger RNA) as a Collaboration Product except [***] (ii) license, authorize or appoint any Third Party to directly or indirectly, develop, commercialize or manufacture for purposes of development or commercialization any siRNA that includes the same nucleotide sequence (or a different nucleotide sequence that functionally targets the same nucleotide sequence of the messenger RNA) as a Collaboration Product except for [***] provided that in each case ((i)-(ii)) [***].

73 Note to Draft: Include this provision only if the Target was a CNS Target or an Eye Target under the Master Agreement and there is a Permitted Competing Product hereunder.
74 Note to Draft: Term to be selected based on whether Alnylam is Licensor or Licensee.

(c)    Continuation From Master Agreement. In the event that prior to entering into this Agreement there was a “Competing Program” or “Acquisition Product” with respect to the Target pursuant to Section 5.7.2 of the Master Agreement, then such “Competing Program” or “Acquisition Product” shall also be a Competing Program or Acquisition Product, as applicable, for purposes of this Agreement, and the provisions of Sections 6.7.2 and 6.7.3 shall apply; provided, however, that if the applicable Acquirer and its Affiliates (other than the Pre-Existing Affiliates) was allowed to continue to develop, manufacture, commercialize and exploit a given Competing Program under the Master Agreement in accordance with Section 5.7.2(d) of the Master Agreement, then such Acquirer and its Affiliates (other than Pre-Existing Affiliates) shall have the right to continue to develop, manufacture, commercialize and exploit such Competing Program hereunder without being in violation of the provisions of Section 6.7.1(a); provided that the Acquirer shall or shall cause the Acquired Party to (i) continue to fulfill its obligations under this Agreement in all respects, (ii) ensure that the conduct of Competing Program activities is completely independent of the activities conducted under or in connection with this Agreement, (iii) ensure that all Competing Program activities (A) do not use, access or incorporate and are not based on any Licensor Know-How, Licensee Know-How or other Confidential Information, for so long as such Confidential Information remains subject to the confidentiality and non-use obligations under Section 9.1, and (B) are not covered by and do not incorporate or reference the Licensor Patents or Licensee Patents (or any Information or inventions disclosed in any of the foregoing), and (iv) establish reasonable internal safeguards designed to prevent any Licensor Know-How, Licensee Know-How or other Confidential Information from being disclosed to, or otherwise utilized by, the Acquirer or any of its Affiliates (other than Pre-Existing Affiliates), in connection with the Competing Program, for so long as such Confidential Information remains subject to the confidentiality and non-use obligations under Section 9.1.
6.7.2    Change of Control and Acquired Competing Programs and Products.
(a)    If, during the Term, (i) there is a Change of Control of a Party (such Party, the “Acquired Party”) and as of the effective date of such Change of Control, a Third Party described in the definition of “Change of Control” or any of its Affiliates (other than the Acquired Party, or the Acquired Party’s Pre-Existing Affiliates) (the “Acquirer”) is engaged, directly or indirectly, in any activities that, if carried out by the Acquired Party, would be a breach of the exclusivity obligations set forth in Section 6.7.1 (such activities, a “Competing Program”), or (ii) as the result of an acquisition of a Third Party or the assets of a Third Party by a Party or one or more of its Affiliates (the “Acquiring Party”), the Acquiring Party directly or indirectly acquires rights to a Competing Product in the Field that would be a breach of the exclusivity obligations set forth in Section 6.7.1 (each such Competing Product, an “Acquisition Product” and each transaction described in subsection (i) or (ii), a “Third Party Acquisition”); then, the

Acquired Party or Acquiring Party, as applicable, shall give the other Party (the “Non-Acquiring Party”) express written notice thereof within ten (10) Business Days after the closing of such Third Party Acquisition and furthermore the Acquired Party or Acquiring Party, as applicable, shall in its sole discretion do one of the following after the closing of such Third Party Acquisition: (w) by the later of six (6) months after (i) such closing, (ii) the expiration of the Divestment Period pursuant to Section 6.7.2(b) and (iii) the date on which the Parties cease negotiations pursuant to Section 6.7.2(c), as applicable, terminate all development, commercialization and manufacture for purposes of development or commercialization, with respect to such Competing Program or Acquisition Product, as applicable (other than Clinical Trials that a Regulatory Authority requires the Acquired Party or Acquiring Party, as applicable, to continue, which may be continued for no more than twelve (12) months after such closing or such longer period as such Regulatory Authority requires), and deliver to the Non-Acquiring Party a notice of such termination, which notice shall include a covenant that no further development, commercialization or manufacture for purposes of development or commercialization, with respect to such Competing Program or Acquisition Product shall be performed by or on behalf of such Acquired Party or Acquiring Party, as applicable, or any of its Affiliates, to the extent the provisions of Section 6.7.1 would have prohibited such activities; provided, that an Acquired Party or Acquiring Party, as applicable, shall not be prohibited from later divesting its rights in such terminated Competing Program or Acquisition Product, as applicable, whether pursuant to the provisions of this Section 6.7.2 or otherwise; (x) divest its rights in the Competing Program or Acquisition Product to a Third Party pursuant to Section 6.7.2(b); (y) offer the Competing Product Option to the Non-Acquiring Party pursuant to Section 6.7.2(c) or (z) if applicable, exercise the right to continue the Competing Program as set forth in Section 6.7.2(d). If the Acquired Party or Acquiring Party fails to comply with one of the foregoing clauses (w), (x), (y) or (z), then, unless the Parties otherwise agree in writing, the Acquired Party or Acquiring Party, as applicable, shall be in breach of Section 6.7.1.
(b)    If the Acquired Party or Acquiring Party, as applicable, chooses to divest its rights in the Competing Program or Acquisition Product, as applicable, to a Third Party, the Acquired Party or Acquiring Party, as applicable, shall commit in writing to the Non-Acquiring Party, within forty-five (45) days of the later of (i) the closing of such Third Party Acquisition and (ii) the date on which the Parties cease negotiations pursuant to Section 6.7.2(c), as applicable, to divest such Competing Program or Acquisition Product, as applicable, to a Third Party within one hundred eighty (180) days after the closing of the Third Party Acquisition, and shall do so within such one hundred eighty (180)-day period; provided, that if the Acquired Party or Acquiring Party, as applicable, fails to complete such divestiture within such one hundred eighty (180)-day period, but can demonstrate to the Non-Acquiring Party’s reasonable satisfaction that it used commercially reasonable efforts to effect such divestiture within such one hundred eighty (180)-day period, then, unless otherwise required by Applicable Law, such one hundred eighty (180)-day period shall be extended for such additional reasonable period thereafter as is necessary to enable such Competing Program or Acquisition Product, as applicable, to be in fact divested, not to exceed an additional one hundred and eighty (180) days; provided, however, that such period shall be extended for such period as is necessary to obtain any governmental or regulatory approvals required to complete such divestiture, provided that the Acquired Party or Acquiring Party, as applicable, is using good faith efforts to obtain such approvals (such period, the “Divestment Period”). If the Acquired Party or Acquiring Party, as applicable, does not complete the divestiture within the Divestment Period, then the Acquired Party or Acquiring Party, as applicable, shall terminate such Competing Program or Acquisition Product, as applicable pursuant to Section 6.7.2(a), or, provided such Competing Program or Acquisition Product has not previously been the subject of a Competing Product Option, offer the Non-Acquiring Party the option to include the Competing Program or Acquisition Product as a Collaboration Product under this Agreement pursuant to Section 6.7.2(c). Any divestiture of rights under this Section 6.7.2(b) shall not permit the Acquired Party or Acquiring Party, as applicable, or its Affiliates to retain any rights in (other than the right to receive payments) or involvement with the Competing Program or Acquisition Product, as applicable, including rights to direct or influence the course of development or commercialization thereof, or to contribute or receive nonpublic know-how or information of any sort with respect thereto (other than reports showing the basis for calculating payments made to the Acquired Party or Acquiring Party, as applicable, and the right to audit the accuracy of such reports); provided, that the Acquired Party or Acquiring Party, as applicable, may continue to supply the applicable Competing Product to the acquirer and provide other transitional services for a reasonable transitional period until the acquirer is able to establish its own source of supply of such Competing Product and provider for such services. If the Acquired Party or Acquiring Party, as applicable, elects to divest the Competing Program or Acquisition Product, the Acquired Party or Acquiring Party, as applicable shall not be precluded under Section 6.7.1 from conducting any activities (either directly, or with or through any Third Party) with respect to such Competing Program or Acquisition Product during the applicable Divestment Period; provided, that any such activities are subject to appropriate firewall procedures to segregate such activities (and the personnel conducting such activities) from the activities performed by or on behalf of the Acquired Party or Acquiring Party, as applicable, pursuant to this Agreement to ensure that no Confidential Information of the Non-Acquiring Party and no other information generated under this Agreement is used in connection with such Competing Program or Acquisition Product.
(c)    If the Acquired Party or Acquiring Party, as applicable, chooses to offer to the Non-Acquiring Party the option to include the Competing Program or Acquisition Product as a Collaboration Product under this Agreement (the “Competing Product Option”), the Acquired Party or Acquiring Party, as applicable, shall provide a Competing Product Option Data Package to the Non-Acquiring Party within thirty (30) days after the closing of such Third Party Acquisition. If the Non-Acquiring Party is interested, in its sole discretion, in exercising the Competing Product Option, it shall provide written notice thereof to the Acquired Party or Acquiring Party, as applicable, within thirty (30) days of receipt of the Competing Product Option Data Package and, promptly thereafter, the Parties shall negotiate in good faith the terms pursuant to which such Competing Program or Acquisition Product would be included as a Collaboration Product under this Agreement. If the Parties do not reach agreement within ninety (90) days after beginning such good faith negotiations, then the Acquired Party or Acquiring Party, as applicable, shall either terminate such Competing Program or Acquisition Product or divest its rights in such Competing Program or Acquisition Product pursuant to this Section 6.7.2.
(d)    Notwithstanding anything in this Section 6.7.2 to the contrary, if during the Term there is a Third Party Acquisition as described in Section 6.7.2(a)(i), then the Acquirer and its Affiliates (other than Pre-Existing Affiliates) shall have the right to continue to develop, manufacture, commercialize and exploit such Competing Program without being in violation of the provisions of Section 6.7.1(a) (or the provisions of Section 6.7.1(b), but with respect to Section 6.7.1(b), this Section 6.7.2(d) shall only apply to a given Competing Product of a Competing Program that has initiated (i.e., first dosing of first patient) a Phase 2 Clinical Trial at the time of the closing of the applicable Third Party Acquisition); provided that the Acquirer shall or shall cause the Acquired Party to (i) continue to fulfill its obligations under this Agreement in all respects, (ii) ensure that the conduct of Competing Program activities is completely independent of the activities conducted under or in connection with this Agreement, (iii) ensure that all Competing Program activities (A) do not use, access or incorporate and are not based on any Licensor Know-How, Licensee Know-How or other Confidential Information, for so long as such Confidential Information remains subject to the confidentiality and non-use obligations under Section 9.1, and (B) are not covered by and do not incorporate or reference the Licensor Patents or Licensee Patents (or any Information or inventions disclosed in any of the foregoing), and (iv) establish reasonable internal safeguards designed to prevent any Licensor Know-How, Licensee Know-How or other Confidential Information from being disclosed to, or otherwise utilized by, the Acquirer or any of its Affiliates (other than Pre-Existing Affiliates), in connection with the Competing Program for so long as such Confidential Information remains subject to the confidentiality and non-use obligations under Section 9.1.
(e)    Notwithstanding anything in this Agreement to the contrary, following the closing of a Change of Control of an Acquired Party, the Parties agree that (x) the Non-Acquiring Party shall not obtain rights or access to the Patent Rights or Information controlled by the Acquirer or any of the Affiliates of such Acquirer (other than the Acquired Party and its Affiliates that exist immediately prior to the closing of such Change of Control and any successor thereto (such Affiliates of the Acquired Party, the “Pre-Existing Affiliates”)) at the time of such closing (and improvements to such Patent Rights or Information) and any other Patent Rights or Information first acquired or in-licensed by such Acquirer (or any of its Affiliates, other than the Acquired Party and its Pre-Existing Affiliates) from a Third Party after the closing of the Change of Control transaction (and improvements thereto) (so that, for clarity, none of the foregoing will be treated as Controlled by Alnylam or any of its Affiliates, or by Regeneron or any of its Affiliates, based on which Party is the Acquired Party); and (y) the Acquirer and its Affiliates (other than the Acquired Party and its Pre-Existing Affiliates) shall not obtain rights or access to the Patent Rights or Information controlled by the Non-Acquiring Party or any of its Affiliates pursuant to this Agreement, other than in connection with the Exploitation of any Collaboration Products as provided under this Agreement; provided that clause (x) of this Section 6.7.2(e) shall not apply to any Patent Rights or Information controlled by the Acquirer or any of its Affiliates to the extent such Patent Right or Information (i) is used by or on behalf of the Acquired Party or any of its Affiliates in performing any of the Acquired Party’s obligations under this Agreement; (ii) is incorporated into any Collaboration Product by or on behalf of the Acquired Party or any of its Affiliates; or (iii) was generated after the closing of such Change of Control through any use of, or access to, any Licensor Know-How (with respect to Licensor as the Acquired Party) or any Licensee Know-How (with respect to Licensee as the Acquired Party) or is otherwise Covered by any Licensor Patent (with respect to Licensor as the Acquired Party) or any Licensee Patent (with respect to Licensee as the Acquired Party); provided that, (A) with respect to Licensor as the Acquired Party, if the Acquirer or any of its Affiliates was party to an agreement with Licensor or any Pre-Existing Affiliate on or prior to the date of such Change of Control pursuant to which the Acquirer or such Affiliates received a license to any Information or Patent Rights controlled by Licensor or its Pre-Existing Affiliates other than any Licensor Product-Specific Know-How or Licensor Product-Specific Patents, then this clause (iii) shall not apply to any Patent Rights or Information controlled or generated by Acquirer or such Affiliates under such agreement prior to such Change of Control that were not Controlled by Licensor or any Pre-Existing Affiliate or (B) with respect to Licensee as the Acquired Party, if the Acquirer or any of its Affiliates was party to an agreement with Licensee or any Pre-Existing Affiliate on or prior to the date of such Change of Control pursuant to which the Acquirer or such Affiliates received a license to any Information or Patent Rights controlled by Licensee or its Pre-Existing Affiliates other than any Licensee Product-Specific Know-How or Licensee Product-Specific Patents, then this clause (iii) shall not apply to any Patent Rights or Information controlled or generated by Acquirer or such Affiliates under such agreement prior to such Change of Control that were not Controlled by Licensee or any Pre-Existing Affiliate. Without limiting the foregoing, in all cases the Non-Acquiring Party’s rights in all Patent Rights and Information Controlled by the Acquired Party or any of its Pre-Existing Affiliates, or any of their respective successors, and all improvements thereto shall remain licensed to such Non-Acquiring Party after the date of the closing of such Change of Control in accordance with and subject to the terms and conditions of this Agreement and shall not be affected in any manner by virtue of such Change of Control.

6.7.3    Regeneron Exceptions. Notwithstanding the exclusivity obligation in Section 6.7.1 [or the exclusive license grants contained in Section 6.1]75:
(a)    Regeneron reserves the right to grant licenses to Third Parties to use intellectual property owned or otherwise controlled by Regeneron or its Affiliates related to research-enabling technologies, discovery-enabling technologies or manufacturing-related technologies, including [Licensor]76 Technology, and rights to Regeneron Mice, but excluding [Licensee]77 Technology, [Licensor]78 Product-Specific Patents, and [Licensor]79 Product-Specific Know-How (“Excluded Collaboration Technology”), which licenses during the Term, may be for general purposes not specific to Competing Products (i.e., that is not specific to the Manufacture of any particular Competing Product), but which may involve the exploitation of Competing Products in the Field, and such grant and any associated disclosure or provision of such intellectual property or provision of technical assistance using only such intellectual property in connection therewith shall not constitute a breach of this Agreement (including Section 6.7.1); provided that Regeneron and its Affiliates will not otherwise actively assist any Third Party (other than through the grant of such license or provision of such technical assistance) in developing or commercializing any Competing Product in the Field if doing so would not comply with Section 6.7.1, but, for clarity, may receive license fees, milestones and royalties in connection with exploitation by Third Parties of any Competing Products in the Field generated by such Third Parties.
(b)    Regeneron reserves the right to grant licenses to Third Parties to use any clinical, genomic, and molecular data maintained by the Regeneron Genetics Center, other than any such data that is Excluded Collaboration Technology, for any purpose, which may involve activities with respect to Competing Products in the Field, and such grant and any associated disclosure or provision of such data or provision of technical assistance without the use of Excluded Collaboration Technology in connection therewith shall not constitute a breach of this Agreement (including Section 6.7.1); provided that, Regeneron and its Affiliates will not otherwise actively assist any Third Party (other than through the grant of such license or provisions of such technical assistance) in developing or commercializing any Competing Product in the Field if doing so would not comply with Section 6.7.1, but, for clarity, may receive license fees, milestones and royalties in connection with exploitation by Third Parties of any Competing Products in the Field generated by such Third Parties.

75 Note to Draft: Delete this bracketed language if Regeneron is Licensee.
76 Note to Draft: Change this bracketed language to “Licensee” if Regeneron is Licensee.
77 Note to Draft: Change this bracketed language to “Licensor” if Regeneron is Licensee.
78 Note to Draft: Change this bracketed language to “Licensee” if Regeneron is Licensee.
79 Note to Draft: Change this bracketed language to “Licensee” if Regeneron is Licensee.

(c)    The Parties acknowledge and agree that nothing in Section 6.7.1 prevents or limits Regeneron’s or its Affiliate’s rights to (i) settle any enforcement action or proceeding (including any counterclaim in any such action or proceeding), declaratory judgment action or similar action or claim, or any other litigation or proceeding involving an allegation of infringement or other violation of intellectual property or the invalidity or enforceability of any Patent Right owned or otherwise controlled by Regeneron or any of its Affiliates (other than with respect to intellectual property controlled by Regeneron or its Affiliates as a licensee of Alnylam under this Agreement), including by granting licenses or other rights under any such Patent Right to Third Parties in connection therewith or (ii) enter into an agreement to preempt, and thereby avoid the initiation of, any of the actions, proceedings, claims or other litigation set forth in clause (i), including by granting licenses or other rights under any such Patent Right to Third Parties in connection therewith; provided that, in either case ((i) or (ii)), neither Regeneron nor any of its Affiliates may grant a license or other right under any such Patent Right to a Third Party to make, have made, use, offer to sell, sell or import a generic version of a Collaboration Product in the Field, including any Generic Product, except pursuant to ARTICLE 8.
6.8    [***]. Notwithstanding anything to the contrary contained herein, the provisions of this Section 6.8 shall apply.
6.8.1    [***]
6.8.2    [***]
6.8.3    [***]
6.8.4    [***]
6.8.5    Notwithstanding anything to the contrary set forth in ARTICLE 9, Licensee may disclose any Confidential Information relating to this Agreement and the activities hereunder (including the Target and Collaboration Products) [***].
6.8.6    For purposes of this Agreement, the following defined terms shall have the following meanings:
(a)    [***]
(b)    [***]
(c)    [***]

Article 7
PAYMENTS
7.1    Royalty Payments.
7.1.1    Royalties. From and after the First Commercial Sale of a Collaboration Product in a country, for each Calendar Quarter during the applicable Royalty Term for such Collaboration Product in such country, Licensee shall make royalty payments to Licensor on aggregate worldwide annual Net Sales of such Collaboration Product, on a Collaboration Product-by-Collaboration Product basis, at the following royalty rates (the “Royalties”):

Aggregate Annual Net Sales of a given Collaboration Product in the Territory in a Calendar Year	Royalty Rate
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] and up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] and up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] and up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] and up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] and up to and including [***] in a given Calendar Year	[***]
On the portion of aggregate annual Net Sales of such Collaboration Product in the Territory over [***] in a given Calendar Year	[***]

7.1.2    Royalty Rate Reductions. Notwithstanding the provisions of Section 7.1.1, if during the Royalty Term for a Collaboration Product in a country:
[***]
7.1.3     [Manufacturing Technology Transfer Costs Reduction. Subject to Section 7.1.5, [***]
7.1.4    In-License Payment Adjustments.
(a)    Existing Licensor In-Licenses. [***]

(b)    Existing Licensee In-Licenses. Subject to Section 7.1.5 [***].
(c)    Product-Related In-Licenses. Subject to Section 7.1.5 [***].
7.1.5    Limit on Reductions or Increases.
[***]
7.1.6    Royalty Reports. Within [***] days following the end of each Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of any Collaboration Product occurs in any country, (a) Licensee shall provide to Licensor a written report (in electronic form) setting forth, for such Calendar Quarter, (i) the Net Sales of each Collaboration Product, (ii) Collaboration Product quantities sold, (iii) gross Collaboration Product sales and a reasonably detailed accounting of the deductions from gross sales permitted by the definition of Net Sales and (iv) the amount of any In-License Payments paid by Licensee or any of its Affiliates and (b) Licensor shall provide to Licensee a written report (in electronic form) setting forth, for such Calendar Quarter, the amount of any In-License Payments paid by Licensor or any of its Affiliates. Within [***] days following the end of each Calendar Quarter, Licensee shall deliver the Royalties payment, if any, due to Licensor under Section 7.1.1 for the applicable Calendar Quarter. Such reports shall be broken down on a country-by-country basis with respect to the Major Market Countries and Licensee shall report the other countries of the Territory in a consolidated manner.
7.1.7    Unlicensed Components. For clarity, the Parties shall not share any revenues from any Unlicensed Component of a Collaboration Product, either through sharing of Third Party Transaction Proceeds, or payment of royalties or milestones, or otherwise (provided that with respect to Net Sales, the Parties agree that any allocation shall be in accordance with the definition of Net Sales).
7.2    Milestones.
7.2.1    Development and Commercialization Milestones. Subject to the terms of this Section 7.2, Licensee will notify Licensor promptly (but in all cases within thirty (30) days) following the first achievement by Licensee under this Agreement of each milestone event described below in this 7.2.1 with respect to a given New Collaboration Product to achieve such milestone event, and Licensee shall thereafter pay the applicable amounts set forth below associated with the applicable milestone event in accordance with Section 7.2.3 (each, a “Non-Rare Disease Milestone Payment”):

Development Milestone Event		Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]

Commercial Milestone Event		Milestone Payment
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]

Each of the foregoing Milestone Payments in this Section 7.2.1 shall be payable a maximum of one (1) time for a given New Collaboration Product as set forth in the foregoing chart (i.e., a maximum of seven (7) Milestone Payments may be made pursuant to this Section 7.2.1 for a given New Collaboration Product), and no additional Milestone Payments shall be due hereunder for subsequent or repeated achievement of such milestone event for a given New Collaboration Product. For the avoidance of doubt, (i) the maximum amount payable by Licensee pursuant to this Section 7.2.1 for a given New Collaboration Product is [***], assuming that each of the milestone events in this Section 7.2.1 are achieved for such New Collaboration Product and (ii) no Milestone Payments shall be payable for any Collaboration Product that is not a New Collaboration Product.
[***]
7.2.2    Rare Disease Milestones. Subject to the terms of this Section 7.2 and notwithstanding Section 7.2.1, in the event a given New Collaboration Product is being Developed for a Rare Disease (a “Rare Disease New Collaboration Product”), in lieu of the Milestone Payments set forth in Section 7.2.1, Licensee will pay Licensor for achievement of the milestones set forth in this Section 7.2.2. Licensee will notify Licensor promptly (but in all cases within thirty (30) days) following the first achievement by Licensee under this Agreement of each milestone event described below in this Section 7.2.2 with respect to a given Rare Disease New Collaboration Product to achieve such milestone event, and Licensee shall thereafter pay the applicable amounts set forth below associated with the applicable milestone event in accordance with Section 7.2.3 (each, a “Rare Disease Milestone Payment”):

Commercial Milestone Event		Milestone Payment
1.	[***]	[***]
2.	[***]	[***]

Each of the foregoing Milestone Payments in this Section 7.2.2 shall be payable a maximum of one (1) time for a given Rare Disease New Collaboration Product as set forth in the foregoing chart (i.e., a maximum of two (2) Milestone Payments may be made pursuant to this Section 7.2.2 for a given Rare Disease New Collaboration Product), and no additional Rare Disease Milestone Payments shall be due hereunder for subsequent or repeated achievement of such milestone event for a given Rare Disease New Collaboration Product. For the avoidance of doubt, (i) the maximum amount payable by Licensee pursuant to this Section 7.2.2 for a given Rare Disease New Collaboration Product is [***], assuming that each of the milestone events in this Section 7.2.2 are achieved and (ii) no Milestone Payments shall be payable for any Collaboration Product that is not a Rare Disease New Collaboration Product.
7.2.3    Notwithstanding the foregoing, if a New Collaboration Product is a Rare Disease New Collaboration Product but is also Developed for a non-Rare Disease, and prior to the achievement of any of the Rare Disease Milestone Payment events with respect to such Rare Disease New Collaboration Product, a Development Milestone Event is achieved under Section 7.2.1 with respect to such Rare Disease New Collaboration Product for such non-Rare Disease, then such New Collaboration Product shall be subject to the provisions of Section 7.2.1 and not this Section 7.2.2. In such case, at the time that such New Collaboration Product achieves the first Development Milestone Event for which a Milestone Payment is payable pursuant to Section 7.2.1, Licensee shall also be deemed to have achieved any earlier Development Milestone Events pursuant to Section 7.2.1 for which Development Milestones were not previously paid with respect to such New Collaboration Product (e.g., if the first Development Milestone that is achieved for such Collaboration Product for a non-Rare Disease is [***], then each of Development Milestones #1 and #2 from Section 7.2.1 will be deemed achieved by Licensee at the such time).
7.2.4    Invoice and Payment of Milestone Payments. Following receipt of notification by Licensee to Licensor that Licensee has achieved the applicable milestone event triggering a milestone payment pursuant to Section 7.2.1 or 7.2.2, as applicable, Licensor shall invoice Licensee for the applicable milestone payment, and, subject to Section 7.10, Licensee shall pay each milestone payment [***] days after receipt of the invoice therefor.
7.2.5    One-Time Only Payments. For clarity, a given Collaboration Product shall only be eligible for milestone payments under one of Section 7.2.1 or 7.2.2, but not both.
7.3    Third Party Transaction Proceeds.
[***]
7.4     [Other Costs. [***]
7.5    [Adjustments to FTE Rates. [***]
7.6    No Double Counting. Notwithstanding anything to the contrary contained herein, no cost or expense shall be included as an Alnylam Specific Activities Costs (or any component thereof) or in the calculation of Net Sales (or any component thereof), if inclusion therein would result in a duplication or double-counting of the same cost or expense, either hereunder or under the Master Agreement or any other License Agreement or Co-Co Collaboration Agreement.
7.7    Invoices and Documentation. The Parties shall approve the form of any necessary documentation relating to any Royalty, milestone or other payments hereunder so as to afford the Parties appropriate accounting treatment in relation to any of the transactions or payments contemplated hereunder. Unless otherwise agreed by the Parties, the financial data in the reports will include calculations in local currency and Dollars.
7.8    Payment Method and Currency. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in Dollars. In those cases where the amount due in Dollars is calculated based upon one or more currencies other than Dollars, such amounts shall be converted to Dollars at the average rate of exchange for the Calendar Quarter to which such payment relates using the arithmetic mean of the daily rate of exchange, as reported in Thomson Reuters Eikon (or any successor thereto) or any other source as agreed to by the Parties.
7.9    Taxes. Either Party may withhold from payments due to the other Party amounts for payment of any withholding tax that is required by Applicable Law to be paid to any taxing authority with respect to such payments. In such case, the payor Party will provide the payee Party all relevant documents and correspondence, and will also provide to the payee Party any other cooperation or assistance on a commercially reasonable basis as may be necessary to enable the payee Party to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. The payor Party will give proper evidence from time to time as to the payment of any such tax. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Apart from any withholding permitted under this Section 7.9 and those deductions expressly included in the definition of Net Sales, the amounts payable hereunder will not be reduced on account of any taxes, charges, duties or other levies. Notwithstanding the foregoing, if, as a result of a Withholding Action by the paying Party (including any assignee or successor), any withholding or deduction of or on account of taxes, duties, levies, imposts, assessments, deductions, fees and other similar charges (“Withholding”) is required by Applicable Law and the amount of such Withholding exceeds the amount of Withholding that would have been required if the paying Party had not committed the Withholding Action, then the paying Party shall pay an additional amount to the receiving Party such that, after Withholding from the payment and such additional amount, the receiving Party receives the same amount as it would have received from the paying Party absent such Withholding Action by the paying Party.  For the avoidance of doubt, if as a result of a Withholding Action by a receiving Party (including any assignee or successor) the amount of

Withholding under the law of the applicable jurisdiction exceeds the amount of such Withholding that would been required in the absence of such Withholding Action by the receiving Party, the paying Party shall be required to pay any additional amount only to the extent that the paying Party would be required to pay any additional amount to the receiving Party pursuant to the preceding sentence if the receiving Party had not committed such Withholding Action.  For purposes of this Section 7.9, “Withholding Action” by a Party means (i) a permitted assignment or sublicense of this Agreement (in whole or in part) by such Party to an Affiliate or a Third Party outside of the United States; (ii) the exercise by such Party of its rights under this Agreement (in whole or in part) through an Affiliate or Third Party outside of the United States (or the direct exercise of such rights by an Affiliate of such Party outside of the United States); (iii) a redomiciliation of such Party, an assignee or a successor to a jurisdiction outside the United States; and (iv) any action by such Party that causes this Agreement or any payment to become subject to tax in a jurisdiction outside of the United States or subject any payments to Withholding in any jurisdiction that would not have been required absent such Withholding Action.
7.10    Resolution of Payment Disputes. In the event there is a dispute relating to any payment obligations or reports hereunder, the Party with the dispute shall provide the other Party with written notice setting forth in reasonable detail the nature and factual basis for such good faith dispute and the Parties will seek to resolve the dispute as promptly as possible, but no later than ten (10) days after such written notice is received. If the Parties are unable to resolve such payment dispute within such period then the matter shall be resolved pursuant to Section 13.5. The Parties agree that if there is a dispute regarding any payment amount, only the disputed amount shall be withheld from the payment, and the undisputed amount shall be paid within the applicable timeframes.
7.11    Late Fee. A late fee [***] as reported on Thomson Reuters Eikon (or any successor thereto) (or another source agreed to by the Parties) on the date that the applicable payment was due may be charged by the Party to whom payment is due with respect to any payment amount from the date such payment amount was originally due under the terms of this Agreement until such payment amount is actually paid by one Party to another Party unless such payment amount is disputed pursuant to Section 7.10, in which case the foregoing late fee shall commence on the date such dispute is resolved.
7.12    Books and Records. Each Party shall (a) keep proper books of record and account in which full, true and correct entries (in conformity with Accounting Standards) shall be made for the purpose of determining the amounts payable or owed pursuant to this Agreement; (b) keep such books of record and account for at least [***] Calendar Years following the Calendar Year to which they pertain (or such longer period to the extent required by Applicable Law) and (c) keep such books of record and account to the extent related to this Agreement in a readily available and organized form to allow an independent auditor to verify the accuracy of all financial, accounting and numerical information provided in an efficient manner. To the extent a Party is not in compliance with clause (c) of this Section 7.12, such Party shall be responsible for any additional fees charged by the independent auditor to the other Party as a result of additional time spent by the independent auditor assembling or organizing such information.
7.13    Audits and Adjustments.
7.13.1    Audit. Each Party shall have the right, upon no less than [***] days’ advance written notice and at such reasonable places, times and intervals and to such reasonable extent as such Party shall request, not more than once during any Calendar Year, to have the books of record and account of the other Party to the extent relating to this Agreement for the preceding [***] Calendar Years audited by an independent and nationally recognized accounting firm of its choosing and reasonably acceptable to the other Party, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations provided, and payments made, under this Agreement; provided, that absent evidence of fraud, gross negligence or willful misconduct no period may be subjected to audit more than [***] time.
7.13.2    Results; Costs; Confidentiality. The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party by notice to the other Party within [***] days after delivery. [***] Such accountants shall not reveal to the Party requesting the audit the details of its review, except for the results of such review and such information as is required to be disclosed under this Agreement, and shall be subject to the confidentiality provisions contained in ARTICLE 9. At the request of the Party being audited prior to the audit, the auditing Party shall cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such accounting firm to retain all such information in confidence pursuant to such confidentiality agreement.
7.13.3    Reconciliation. If any examination or audit of the records described above discloses an overbilling or underpayment of amounts due hereunder, then unless the result of the audit is contested pursuant to Section 7.13.2, the Party that over-billed or underpaid shall pay the same to the Party entitled thereto within thirty (30) days after receipt of the written results of such audit pursuant to Section 7.13.1.
7.13.4    Binding and Conclusive. Upon the expiration of the three (3) year period following the end of any Calendar Year, the calculation of the amounts payable with respect to such Calendar Year shall be binding and conclusive upon the Parties.
7.14    Accounting Standards. Except as otherwise provided herein, all costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with Accounting Standards, as generally and consistently applied.

Article 8
INTELLECTUAL PROPERTY
8.1    Ownership of Intellectual Property.
8.1.1    Ownership of Technology. Subject to Section 3.4.1(b) and Section 8.1.2, as between the Parties: (a) Licensee shall own and retain all right, title and interest in and to any and all (i) Licensee Collaboration IP and (ii) other Information, inventions, Patent Rights, and other intellectual property rights that are owned or otherwise Controlled by Licensee, its Affiliates or its or their Sublicensees, including the Licensee Technology, and (b) Licensor shall own and retain all right, title and interest in and to any and all (i) Licensor Collaboration IP and (ii) other Information, inventions, Patent Rights, and other intellectual property rights that are owned or otherwise Controlled by Licensor, its Affiliates or its or their Sublicensees, including the Licensor Technology. Licensee shall own and retain all right, title and interest in and to any and all Licensee Background Technology. Licensor shall, and hereby does, assign, transfer and otherwise convey, and shall cause its Affiliates and its and their Sublicensees to so assign, transfer and otherwise convey, to Licensee, without additional compensation, all right, title and interest in and to any Licensee Background Technology Improvements as is necessary to fully effect the ownership thereof as provided for in this Section 8.1.1. Licensor shall own and retain all right, title and interest in and to any and all Licensor Background Technology. Licensee shall, and hereby does, assign, transfer and otherwise convey, and shall cause its Affiliates and its and their Sublicensees to so assign, transfer and otherwise convey, to Licensor, without additional compensation, all right, title and interest in and to any Licensor Background Technology Improvements as is necessary to fully effect the ownership thereof as provided for in this Section 8.1.1.
8.1.2    Ownership of Joint Collaboration IP. Subject to Section 3.4.1(b), as between the Parties, the Parties shall each own an equal, undivided interest in and to any and all Joint Collaboration IP. Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates and Sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Collaboration IP. Subject to the licenses and rights of reference granted under Section 6.1 and Section 6.2 and the Parties’ respective exclusivity obligations under Section 6.7, (a) each Party shall have the right to Exploit the Joint Collaboration IP without a duty of seeking consent or accounting to the other Party and (b) each Party hereby grants to the other Party a non-exclusive license to such Party’s interest in the Joint Collaboration IP for all purposes. Each Party shall, and hereby does, assign, transfer and otherwise convey, and shall cause its Affiliates and its and their Sublicensees to so assign, transfer and otherwise convey, to the other Party, without additional compensation, all such right, title and interest in and to any Joint Collaboration IP as is necessary to fully effect the joint ownership thereof as provided for in this Section 8.1.2.

8.1.3    United States Law. The determination of whether Information and inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent Rights, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States irrespective of where such conception, discovery, development or making occurs. To the extent that the Applicable Law in any jurisdiction other than the United States affects the ownership of intellectual property, as a matter of law, in a manner that is inconsistent with the application of Applicable Law in the United States, the Parties shall assign, transfer and otherwise convey, to the other Party, without additional compensation, all such right, title and interest in and to any applicable intellectual property as is necessary to fully effect the ownership thereof as provided for in this Section 8.1.3.
8.1.4    Assignment Obligation. Each Party shall cause all Persons who perform Development activities, Non-Approval Trials, Manufacturing activities or regulatory activities for such Party under this Agreement to be under an obligation to assign their rights in any Information and inventions resulting therefrom to such Party, except (a) if Applicable Law requires otherwise, (b) subject to Section 3.1.5, in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment, or (c) in the case of any Third Party services provider (such as a contract manufacturer or contract research organization), with respect to any Information or inventions that constitute improvements to the background intellectual property of such Third Party, in which case ((a) through (c)), such Party shall use commercially reasonable efforts to obtain a suitable license, or right to obtain such a license, with respect to such Information and inventions, it being understood and agreed that in the case of Third Party contract manufacturers and other service providers it may be commercially reasonable not to obtain a license, [***] Third Party contract manufacturers are set forth in ARTICLE 5.
8.1.5    Control of Product-Specific Know-How and Product-Specific Patents.
(a)    Licensor shall ensure that it sufficiently Controls (a) any and all Information first owned or otherwise controlled (through license or otherwise) by Licensor or any of its Affiliates after the Effective Date that would otherwise be Licensor Product-Specific Know-How if Controlled by Licensor and (b) any and all Patent Rights first owned or otherwise controlled (through license or otherwise) by Licensor or any of its Affiliates after the Effective Date that would otherwise be Licensor Product-Specific Patents if Controlled by Licensor, in each case (a) and (b), such that Licensor can grant all rights and licenses to Licensee hereunder with respect to such Information and Patent Rights as Licensor Product-Specific Know-How or Licensor Product-Specific Patents, respectively. Notwithstanding the foregoing, this Section 8.1.5(a) shall not apply to any Information or Patent Rights owned or controlled by an Acquirer or its Affiliates prior to the closing of a Change of Control of Licensor, or to any commitments made by an Acquirer or its Affiliates prior to such closing with respect to later-developed or later-acquired Information or Patent Rights.
(b)    Licensee shall ensure that it sufficiently Controls (a) any and all Information first owned or otherwise controlled (through license or otherwise) by Licensee or any of its Affiliates after the Effective Date that would otherwise be Licensee Product-Specific Know-How if Controlled by Licensee and (b) any and all Patent Rights first owned or otherwise controlled (through license or otherwise) by Licensee or any of its Affiliates after the Effective Date that would otherwise be Licensee Product-Specific Patents if Controlled by Licensee, in each case (a) and (b), such that Licensee can grant all rights and licenses to Licensor hereunder with respect to such Information and Patent Rights as Licensee Product-Specific Know-How or Licensee Product-Specific Patents, respectively. Notwithstanding the foregoing, this Section 8.1.5(b) shall not apply to any Information or Patent Rights owned or controlled by an Acquiror or its Affiliates prior to the closing of a Change of Control of Licensee, or to any commitments made by such Acquiror or its Affiliates prior to such closing with respect to later-developed or later-acquired Information or Patent Rights.
8.2    Prosecution and Maintenance of Patents.
8.2.1    Prosecution and Maintenance of Product-Related Patents.
(a)    Prosecution and Maintenance.
[***]
(b)     [***]
8.2.2    Prosecution and Maintenance of Licensee Core Technology Patents that are not also Joint Collaboration Patents [or Alnylam Delivery Patents]80. [***]
8.2.3    Prosecution and Maintenance of Licensor Core Technology Patents that are not also Joint Collaboration Patents [or Alnylam Delivery Patents]81. [***]
8.2.4    [***]

80 Note to Draft: Delete this bracketed language if Alnylam is Licensor or the Target is not an Eye Target or CNS Target.
81 Note to Draft: Delete this bracketed language if Alnylam is Licensee or the Target is not an Eye Target or CNS Target.

8.2.5    Cooperation. The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of the Product-Related Patents and Alnylam Delivery Patents under this Agreement. Cooperation shall include the Parties:
(a)    executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (i) enable the other Party to apply for and to prosecute the Product-Related Patents and Alnylam Delivery Patents in the Territory; and (ii) obtain and maintain any Patent Right extensions, supplementary protection certificates, and the like with respect to the Product-Related Patents and Alnylam Delivery Patents, in each case ((i) and (ii)), to the extent provided for in this Agreement; and
(b)    promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any such Product-Related Patents and Alnylam Delivery Patents.
8.2.6    Patent Term Extension and Supplementary Protection Certificate. [***]
8.2.7    Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this ARTICLE 8, neither Party shall have the right to make an election under 35 U.S.C. § 102(c) when exercising its rights under this ARTICLE 8 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. § 100(h).
8.2.8    Patent Listings.
[***]
8.3    Enforcement of Patents and Information.
8.3.1    Notices. Each Party shall promptly notify the other Party in writing of any (a) known or suspected infringement of any Licensor Technology or Licensee Technology or (b) unauthorized use or misappropriation of any Confidential Information or Information of a Party by a Third Party of which such Party becomes aware, in each case, to the extent such alleged infringing, unauthorized or misappropriating activities involve, as to any Collaboration Product, a Competing Product with respect thereto in the Field (the “Competitive Infringement”).
8.3.2    Product-Related IP.

[***]
8.3.3    Licensor Core Technology Patents and Licensor Core Technology Know-How that are not also Joint Collaboration IP [or Alnylam Delivery Patents]82. [***]
8.3.4    Licensee Core Technology Patents and Licensee Core Technology Know-How that are not also Joint Collaboration IP [or Alnylam Delivery Patents]83. [***]
8.3.5    Generic Competition. Notwithstanding the foregoing, if either Party (a) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged Drug Approval Application that refers or relies on Regulatory Documentation submitted by either Party to any Regulatory Authority, whether or not such filing may infringe the Product-Related Patents or Alnylam Delivery Patents; (b) receives any notice of certification regarding any Product-Related Patent or Alnylam Delivery Patent pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code § 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA Act”) claiming that any such Patent Rights are invalid or unenforceable or claiming that any such Patent Rights will not be infringed by the Manufacture, use, marketing or sale of a product for which an application under the ANDA Act is filed; or (c) receives any equivalent or similar certification or notice in any other jurisdiction, in each case ((a) through (c)), it shall (i) notify the other Party in writing identifying the alleged applicant or potential applicant and furnishing the information upon which determination is based and (ii) provide such other Party with a copy of any such notice of certification within ten (10) days of the date of receipt, and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Section 8.3.2 and Section 8.3.6.
8.3.6    Cooperation and Settlement. The Parties agree to cooperate fully in any Infringement Action pursuant to this Section 8.3. If a Party brings such an Infringement Action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any Infringement Action in accordance with this Section 8.3 shall have the right to settle such claim without the other Party’s consent; provided, however, that such Party shall not have the right to settle such Infringement Action in a manner that involves an admission of invalidity or unenforceability with respect to Patent Rights Controlled by such other Party (including Joint Collaboration Patents), without the prior consent of the other Party, such consent to be granted or withheld in its sole discretion. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court.
82 Note to Draft: Delete this bracketed language if Alnylam is Licensee or the Target is not an Eye Target or CNS Target.
83 Note to Draft: Delete this bracketed language if Alnylam is Licensor or the Target is not an Eye Target or CNS Target.

8.3.7    Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of an Infringement Action described in Section 8.3.2, Section 8.3.3, Section 8.3.4 and Section 8.3.5 (whether by way of settlement or otherwise) with respect to a Competitive Infringement shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be:
(a)    if Licensee controlled such Infringement Action, retained by such Licensee; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) is attributable to loss of sales or profit with respect to a Collaboration Product, then Licensor shall receive [***] of such attributable amount of such award or settlement; or
(b)    if Licensor controlled such Infringement Action, [***] to Licensor and [***] to Licensee.
8.4    Administrative Proceedings.
8.4.1    Each Party shall promptly notify the other Party in writing upon receipt by such Party of information concerning the request for, or filing or declaration of, any reissue, post-grant review, inter partes review, derivation proceeding, supplemental examination, interference, opposition, reexamination or other administrative proceeding relating to any of the Product-Related Patents or Alnylam Delivery Patents. The Parties shall thereafter consult and reasonably cooperate to determine a course of action with respect to any such proceeding and shall reasonably consult with one another in an effort to agree with respect to decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding, including settlement negotiations and terms; provided, however, that, except as otherwise agreed by the Parties, and except as set forth below in Section 8.4.2, the Party that has the right to prosecute such Product-Related Patent or Alnylam Delivery Patent, as applicable, shall control and have final decision-making authority with respect to any such proceeding relating to such Product-Related Patent or Alnylam Delivery Patent, as applicable.
8.4.2    If any proceeding under Section 8.4.1 involves Patent Rights involved in an Infringement Action under Section 8.3.2, Section 8.3.3, Section 8.3.4 or Section 8.3.5, or an invalidity or unenforceability action under Section 8.5, any decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding, shall be made by the Party controlling such Infringement Action or such invalidity or unenforceability action.

8.4.3    All costs and expenses incurred in connection with any proceeding under this Section 8.4 will be borne in the same manner as costs and expenses incurred with respect to prosecution and maintenance of such Patent Rights pursuant to Section 8.2.
8.5    Invalidity or Unenforceability Defenses or Actions.
8.5.1    Notices. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability (except as made in an administrative proceeding under Section 8.4) of any of the Product-Related Patents or Alnylam Delivery Patents by a Third Party, including in a declaratory judgment action or similar action or claim filed by a Third Party or as a defense or as a counterclaim in any Infringement Action with respect to a Competitive Infringement initiated pursuant to Section 8.3.2, Section 8.3.3, Section 8.3.4 or Section 8.3.5, in each case, of which such Party becomes aware.
8.5.2    Product-Related Patents [and Alnylam Delivery Patents]84. [***]
8.5.3    Licensor Core Technology Patents that are not also Joint Collaboration Patents [or Alnylam Delivery Patents]85. Licensor shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensor Core Technology Patents that are not also Joint Collaboration Patents [or Alnylam Delivery Patents]86 at its own cost and expense.
8.5.4    Licensee Core Technology Patents that are not also Joint Collaboration Patents [or Alnylam Delivery Patents]87. Licensee shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensee Core Technology Patents that are not also Joint Collaboration Patents [or Alnylam Delivery Patents]88 at its own cost and expense.

84 Note to Draft: Delete this bracketed language if the Target is not an Eye Target or CNS Target.
85 Note to Draft: Delete this bracketed language if Alnylam is Licensee or the Target is not an Eye Target or CNS Target.
86 Note to Draft: Delete this bracketed language if Alnylam is Licensee or the Target is not an Eye Target or CNS Target.
87 Note to Draft: Delete this bracketed language if Alnylam is Licensor or the Target is not an Eye Target or CNS Target.
88 Note to Draft: Delete this bracketed language if Alnylam is Licensor or the Target is not an Eye Target or CNS Target.

8.5.5    Cooperation. With respect to Product-Related Patents and Alnylam Delivery Patents, each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 8.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim; provided, however, the foregoing consultation obligation will be limited to only those Product-Related Patents and Alnylam Delivery Patents Controlled by the other Party. In connection with the activities set forth in this Section 8.5, the controlling Party shall consider in good faith any comments from the other Party, and each Party shall consult with the other as to the strategy for the defense of the Product-Related Patents and Alnylam Delivery Patents; provided, however, the foregoing consultation obligation will be limited to only those Patent Rights Controlled by the other Party.
8.5.6    Costs and Expenses. The defending Party shall bear all costs and expenses (other than the costs and expenses of the non-controlling Party’s participation in any claim, suit or proceeding in the Territory with independent counsel of such Party’s choice as provided in Section 8.5.2) incurred in defending a claim, suit or proceeding under Section 8.5.2 with respect to Product-Related Patents, and if the defending Party is Licensee, Licensee may offset up to [***] of such costs and expenses in a given Calendar Quarter incurred in defending a claim, suit or proceeding under Section 8.5.2 with respect to Product-Related Patents against any amounts otherwise owed to Licensor under this Agreement for such Calendar Quarter subject to Section 7.1.5(c).
8.6    Infringement Claims by Third Parties.
8.6.1    Notices. If the Development, Manufacture or Commercialization of a Collaboration Product in the Field pursuant to this Agreement results in, or may result in, an infringement action by a Third Party alleging infringement of such Third Party’s intellectual property (a “Third Party Infringement Action”), the Party first receiving notice thereof shall promptly notify the other Party thereof in writing.
8.6.2    Defense. [***]
8.6.3    Settlement. [***]
8.6.4    Costs and Expenses; Recovery. [***]
8.7    Product Trademarks and Domain Names.

8.7.1    Ownership and Prosecution of Product Trademarks and Domain Names. Licensee shall own all right, title, and interest to the Product Trademarks and Domain Names in the Territory, and shall be responsible for the registration, prosecution, maintenance, enforcement and defense thereof. Licensee shall bear the Out-of-Pocket Costs (other than the costs and expenses of Licensor’s participation in any claim, suit or proceeding with respect to the Product Trademarks and Domain Names with independent counsel of such Party’s choice) incurred with respect to the Product Trademarks and Domain Names. Licensor shall provide all assistance and documents reasonably requested by Licensee in support of its prosecution, registration, maintenance, enforcement and defense of the Product Trademarks and Domain Names.
8.7.2    Ownership of Corporate Names. As between the Parties, each Party shall retain all right, title and interest in and to its respective Corporate Names.
8.8    Discussion of Potential Material Intellectual Property Issues. Each Party’s legal/intellectual property department shall keep the other Party’s legal/intellectual property department reasonably apprised of any potential material Patent Right or other intellectual property-related issue with respect to activities under this Agreement, which may be made pursuant to a mutually acceptable and customary common interest agreement entered into by the Parties; provided that the foregoing shall not impose any duty on either Party to conduct or obtain freedom-to-operate or validity or similar opinions of counsel or Patent Right or other intellectual property clearance searches to the extent not already conducted or obtained by such Party.
8.9    Intellectual Property that Relates to Multiple Programs. [***]
8.10    [Transition of Patent Matters. Upon Licensee’s request, subject to Section 8.2.1(b), Licensor shall use commercially reasonable efforts to promptly provide Licensee with the appropriate documents for the transfer of responsibility and control of preparation, filing, prosecution, and maintenance of the Product-Related Patents in the Territory and reasonably cooperate with Licensee with respect to such transfer, including executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (a) enable Licensee to apply for and to prosecute, maintain, defend and enforce the Product-Related Patents in the Territory, and (b) obtain and maintain any Patent Right extensions, supplementary protection certificates, and the like with respect to the Product-Related Patents, in each case ((a) and (b)), to the extent provided for in this Agreement. Licensor shall promptly inform Licensee of any matters coming to Licensor’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any such Product-Related Patents.]89
89 Note to Draft: Delete this Section 8.10 if Alnylam is Licensee.

Article 9
CONFIDENTIALITY AND NON-DISCLOSURE
9.1    Confidentiality Obligations. At all times during the Term and for a period of [***] years following termination or expiration hereof in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary or reasonably useful for the performance of, or the exercise of such Party’s rights under, this Agreement. “Confidential Information” means any technical, business, or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including information of Third Parties, information relating to the terms of this Agreement, any Collaboration Product (including the Regulatory Documentation and Development Data), any Development or Commercialization of any Collaboration Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Licensee Know-How (which shall be the Confidential Information of Licensee) and Licensor Know-How (which shall be the Confidential Information of Licensor), as applicable), or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, during the Term, (a) all Regulatory Documentation owned by Licensee pursuant to Section 3.4.1(b) (“Product Regulatory Documentation”) shall be deemed to be the Confidential Information of Licensee, and Licensee shall be deemed to be the disclosing Party and Licensor shall be deemed to be the receiving Party with respect thereto, (b) all Information Controlled by a Party that is specifically and solely related to Product-Specific Factors (“Product-Specific Information”) shall be deemed to be the Confidential Information of Licensee, and Licensee shall be deemed to be the receiving Party and Licensor shall be deemed to be the disclosing Party with respect thereto, [***]. For purposes of this Agreement, all confidential information related to the Target Program or any Collaboration Products disclosed by a Party under the terms of the Master Agreement is hereby deemed to be the Confidential Information of such Party and will be treated as if disclosed hereunder and subject to the terms of this Agreement; provided that Product Regulatory Documentation, Product-Specific Information and Joint Collaboration IP shall be subject to the immediately preceding sentence, even if disclosed under the terms of the Master Agreement. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 9.1 with respect to any Confidential Information shall not include any information that:
9.1.1    is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party or any of its Affiliates or any Person to whom the receiving Party provided such information;

9.1.2    can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality to the disclosing Party with respect to such information; provided that the foregoing exception shall not apply with respect to Product Regulatory Documentation, Product-Specific Information or Joint Collaboration IP;
9.1.3    is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality to the disclosing Party with respect to such information; or
9.1.4    can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Product Regulatory Documentation, Product-Specific Information or Joint Collaboration IP.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.
9.2    Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:
9.2.1    made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by Applicable Law; and provided further that the Confidential Information disclosed in response to such court or governmental order or as required by Applicable Law shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or by such Applicable Law;

9.2.2    made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for INDs or Regulatory Approval pursuant to the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;
9.2.3    made by the receiving Party or its Affiliates or Sublicensees to its or their attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners, licensees, sublicensees, or acquirers as may be necessary or reasonably useful in connection with, or to its or their existing or prospective investors, lenders or financing partners as may be necessary in connection with, the Exploitation of any Collaboration Product, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement, or to potential or actual investors, lenders, financing partners, collaboration partners, licensees, sublicensees, or acquirers as may be necessary or reasonably useful in connection with their evaluation of such potential or actual transaction; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 9 (but with respect to disclosing the terms of this Agreement to existing or prospective non-strategic financial investors, lenders or financing partners, then with a duration of confidentiality as appropriate that is no less than [***] years from the date of disclosure);
9.2.4    with respect to Joint Collaboration IP made by either Party or its Affiliates as may be necessary or reasonably useful in connection with the Exploitation of any product so long as such Party or its Affiliates is not in violation of this Agreement, including under Section 6.1, Section 6.2 and Section 6.7; or
9.2.5    required under an In-License; provided that the recipient is subject in writing to substantially the same confidentiality obligations as the Parties.
9.3    Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 9.3 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.
9.4    Public Announcements. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted) and except that a Party may, once a press release or other public written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other public written statement without the further approval of the other Party. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Notwithstanding the foregoing, Licensee, its Affiliates and its and their Sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding any Collaboration Product; provided (a) such disclosure is subject to the provisions of this ARTICLE 9 with respect to Licensor’s Confidential Information and (b) Licensee shall not use the name of Licensor (or insignia, or any contraction, abbreviation or adaptation thereof) without Licensor’s prior written permission. Notwithstanding the foregoing, Licensee will consider in good faith any request by Licensor to issue a joint press release or public disclosure with Licensor to the extent that such disclosure describes the commencement or “top-line” results of Clinical Trials of a Collaboration Product, the achievement of any material Development events with respect to a Collaboration Product or the filing for or receipt of Regulatory Approval with respect to the Collaboration Product in the Territory. Prior to making any public disclosure, to the extent practicable, Licensee shall provide Licensor with a draft of such proposed disclosure for Licensor’s review and comment, which shall be considered in good faith by Licensee. Such draft shall be provided to Licensor at least [***] day (or, to the extent faster timely disclosure of a material event is required by Applicable Law or stock exchange or stock market rules, such shorter period of time sufficiently in advance of the disclosure so that Licensor will have the opportunity to comment upon the disclosure and Licensee will be able to comply with its obligations as required by Applicable Law or stock exchange or stock market rules) prior to making any such disclosure, for Licensor’s review and comment, which shall be considered in good faith by Licensee. Without limiting the foregoing, the Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission or its equivalent in the Territory. Each Party shall be entitled to make such filings, except that the Parties shall cooperate with each other and use reasonable efforts to obtain confidential treatment of confidential, including trade secret, information in accordance with Applicable Law. The filing Party shall provide the non-filing Party with an advance copy of this Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider the non-filing Party’s timely comments thereon and cooperate with such non-filing Party in seeking such confidential treatment and, upon the written request of the non-filing Party, shall request an appropriate extension of the term of the confidential treatment period. For the avoidance of doubt, each Party shall be responsible for its own legal and other costs in connection with any filing governed by the terms of this Section 9.4.
9.5    Publications. As between the Parties, Licensee shall have the sole right, in consultation with Licensor, to issue and control all publications in scientific journals and make scientific presentations related to any Collaboration Product. Licensee shall provide Licensor with an advance copy of the proposed publication, and Licensor shall then have [***] days prior to submission for any publication in which to comment and to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Information belonging in whole or in part to Licensor or that is the Confidential Information of Licensor. If Licensor informs Licensee that such publication, in Licensor’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to Licensor, or on any Information that is Confidential Information of Licensor, Licensee shall delay or prevent such publication as follows: (i) with respect to a patentable invention, such publication shall be delayed sufficiently long (not to exceed [***] days) to permit the timely preparation and filing of a patent application; and (ii) with respect to Information that is Confidential Information of such Licensor (other than the results of a Clinical Trial or any Product Regulatory Information), such Information shall be deleted from the publication. Licensee will also consider in good faith any other comments of Licensor. Any publication shall include recognition of the contributions of Licensor according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate.
9.6    Return of Confidential Information. Upon the effective date of the expiration pursuant to Section 12.1 or termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such other Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.1.
9.7    Confidential Information that Relates to Multiple Programs. Notwithstanding the foregoing provisions of this ARTICLE 9, if (a) there is Confidential Information of a Party hereunder that is also Confidential Information of such Party under the Master Agreement, a Co-Co Collaboration Agreement or another License Agreement (as “Confidential Information” is defined in such other agreement), and (b) there is a conflict between the provisions of this Agreement, on the one hand, and the Master Agreement, a Co-Co Collaboration Agreement or License Agreement, as applicable, on the other hand, with respect to the disclosure and non-use of such Confidential Information, the provisions of the agreement that provides the most protection of a Party’s Confidential Information (i.e., Licensee, with respect to Licensee’s Confidential Information, and Licensor, with respect to Licensor’s Confidential Information) shall control.
Article 10
REPRESENTATIONS AND WARRANTIES
10.1    Mutual Representations and Warranties. Licensor and Licensee each represents and warrants to the other, as of the Effective Date, as follows:
10.1.1    Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.
10.1.2    Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party (or any of its Affiliates) is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party (or any of its Affiliates).
10.1.3    Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).
10.1.4    No Debarment. Neither it nor any of its Affiliates, nor its or their respective employees, have been debarred or are subject to debarment.
10.1.5    No Inconsistent Obligation. It (and each of its Affiliates) is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

10.1.6    Governmental Consents. Except as set forth in Section 4.9 of the Master Agreement, no authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or will be necessary to be obtained by such Party for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as set forth in Section 3.4.
10.1.7    Third Party Consents. Except as set forth in Section 4.9 of the Master Agreement, it has obtained all necessary authorizations, consents and approvals of any Third Party that is required to be obtained by it as of the Effective Date for, or in connection with, the transaction contemplated by this Agreement, or for the performance by it of its obligations under this Agreement, except as set forth in Section 3.4.
10.2    90[Additional Representations, Warranties and Covenants of Licensor. Except as provided in Schedule 10.2, Licensor further represents and warrants to Licensee, as of the Effective Date, and covenants, as follows:
10.2.1    Licensor is the sole and exclusive owner of, or otherwise Controls pursuant to an Existing Licensor In-License (or will Control pursuant to an Additional Alnylam In-License at such time that such Additional Alnylam In-License is included as an Existing Licensor In-License pursuant to Section 6.5.2), the Licensor Background Technology, and all of the Licensor Background Technology licensed to Licensee hereunder that is solely and exclusively owned by Licensor is free and clear of liens, charges or encumbrances other than licenses and rights granted to Third Parties that are not inconsistent with the rights and licenses granted to Licensee under this Agreement.
10.2.2    Licensor has sufficient legal or beneficial title and ownership of, or sufficient license rights under, the Licensor Background Technology to grant the licenses to such Licensor Background Technology granted to Licensee pursuant to this Agreement.
10.2.3    [***]
10.2.4    All Licensor Patents for which Licensor or any of its Affiliates controls prosecution and maintenance (the “Licensor Managed Patents”) are filed and maintained properly and correctly and, to Licensor’s Knowledge, all applicable fees have been paid on or before any final due date for payment. Licensor has complied with all Applicable Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Licensor Managed Patents.
90 Note to Draft: If Regeneron is Licensor, then the following Section 10.2 should be replaced with alternative Section 10.2 below.

10.2.5    To Licensor’s Knowledge, the Licensor Patents are, or, upon issuance, will be, valid and enforceable Patent Rights.
10.2.6    [***]
10.2.7    [***]
10.2.8    Licensor has obtained from all inventors of Licensor Background Technology that is indicated on Schedule 1.128 or Schedule 1.135 as being solely and exclusively owned by Licensor or any of its Affiliates valid and enforceable agreements that have assigned to Licensor or its Affiliate each such inventor’s entire right, title and interest in and to all such Licensor Background Technology.
10.2.9    To Licensor’s Knowledge, the Exploitation of the Licensor Background Technology with respect to the Collaboration Products as contemplated under this Agreement, (a) does not and will not infringe any issued Patent Right of any Third Party or misappropriate any Information or other intellectual property of any Third Party and (b) will not infringe the claims of any published Third Party patent application when and if such claims were to issue in their current form.
10.2.10    [***]
10.2.11    Schedule 1.69 sets forth a complete and accurate list of all agreements between Licensor and a Third Party entered into prior to the Effective Date pursuant to which Licensor Controls (or will Control pursuant to an Additional Alnylam In-License at such time that such Additional Alnylam In-License is included as an Existing Licensor In-License pursuant to Section 6.5.2) Information or Patent Rights that are necessary or reasonably useful to the practice of the Licensor Background Technology as contemplated in this Agreement. Licensor has provided Licensee with true and complete copies of all Existing Licensor In-Licenses and all Additional Alnylam In-Licenses. [***]
10.2.12    [***]
10.2.13    Part 1 of Schedule 10.2.13 sets forth a true, correct and complete list of [***]. Part 2 of Schedule 10.2.13 sets forth a true, correct and complete description of all terms and conditions [***].
[ALTERNATIVE SECTION 10.2] [Additional Representations and Warranties of Licensor. Except as provided in Schedule 10.2, Licensor further represents and warrants to Licensee, as of the Effective Date, as follows:

10.2.1    Neither Licensor nor any of its Affiliates has granted any Third Party, and neither Licensor nor any of its Affiliates is under any obligation to grant any Third Party, any right to Exploit any Collaboration Product in the Territory, except as set forth in Section 6.7.3.
10.2.2    To Licensor’s Knowledge, Schedule 1.135 sets forth a complete and accurate list of the Licensor Product-Specific Patents. Licensor or one of its Affiliates is the sole and exclusive owner of all Licensor Product-Specific Patents identified on Schedule 1.135. Licensor has sufficient legal or beneficial title and ownership of, or sufficient license rights under, the Licensor Product-Specific Patents and Licensor Product-Specific Know-How within the Licensor Background Technology to grant the licenses to such Licensor Product-Specific Patents and Licensor Product-Specific Know-How granted to Licensee pursuant to this Agreement.
10.2.3    All Licensor Product-Specific Patents for which Licensor or any of its Affiliates controls prosecution and maintenance (the “Licensor Managed Patents”) are filed and maintained properly and correctly and, to Licensor’s Knowledge, all applicable fees have been paid on or before any final due date for payment. Licensor has complied with all Applicable Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Licensor Managed Patents.
10.2.4    To Licensor’s Knowledge, the Licensor Product-Specific Patents are, or, upon issuance, will be, valid and enforceable Patent Rights.
10.2.5    Neither Licensor nor any of its Affiliates has granted any Third Party, and neither Licensor nor any of its Affiliates is under any obligation to grant any Third Party any rights under Licensor Product-Specific Know-How or Licensor Product-Specific Patents or otherwise assign to any Third Party any Information or Patent Rights that would otherwise constitute Licensor Product-Specific Know-How or Licensor Product-Specific Patents.
10.2.6    Licensor has obtained from all inventors of Licensor Product-Specific Patents within the Licensor Background Technology that is indicated on Schedule 1.135 as being solely and exclusively owned by Licensor or any of its Affiliates valid and enforceable agreements that have assigned to Licensor or its Affiliate each such inventor’s entire right, title and interest in and to all such Licensor Product-Specific Patents within the Licensor Background Technology.
10.2.7    [***]
10.2.8 Licensor has provided Licensee with true and complete copies of all Existing Licensor In-Licenses (subject to any applicable confidentiality restrictions). There are no terms or conditions in any Existing Licensor In-License or Existing Licensor Third Party Agreement that (a) would prevent Licensee from exercising its rights under this Agreement with respect to the prosecution, maintenance, enforcement or defense of any Product-Related IP; (b) would require

Licensor or any of its Affiliates to grant any Third Party rights under Licensor Product-Specific Know-How or Licensor Product-Specific Patents or (c) grant to any Third Party contractual exclusivity with respect to the development, manufacture or commercialization of an siRNA Directed to the Target. Neither Licensor nor its Affiliates are in material breach or default under any Existing Licensor In-License, nor, to Licensor’s Knowledge, is any counterparty thereto in material breach of any Existing Licensor In-License, and neither Licensor nor its Affiliates have received any written notice of breach or default with respect to any Existing Licensor In-License. The licenses granted to Licensor or its Affiliates in the Existing Licensor In-Licenses are in full force and effect and, subject to their terms, are sublicenseable to Licensee as contemplated by this Agreement. The execution and performance of this Agreement does not constitute a material breach of any Existing Licensor In-License.
10.2.9    Schedule 10.2.9 sets forth a true, correct and complete list of all [***].]91
10.3    Additional Representations, Warranties and Covenants of Licensee. Except as provided in Schedule 10.3, Licensee further represents and warrants to Licensor, as of the Effective Date, as follows:
10.3.1    Neither Licensee nor any of its Affiliates has granted any Third Party, and neither Licensee nor any of its Affiliates is under any obligation to grant any Third Party, any right to Exploit any Collaboration Product in the Territory[, except as set forth in Section 6.7.3]92.
10.4    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING IS NOT INTENDED TO LIMIT IN ANY WAY ANY EXPRESS REPRESENTATIONS OR WARRANTIES MADE BY EITHER PARTY UNDER THE MASTER AGREEMENT, ANY OTHER LICENSE AGREEMENT OR ANY CO-CO COLLABORATION AGREEMENT.

91 Note to Draft: If Regeneron is Licensor, then use this alternative Section 10.2.
92 Note to Draft: Delete this bracketed language if Alnylam is Licensee.

10.5    Additional Covenants.
10.5.1    Compliance. Each Party and its Affiliates and Sublicensees shall conduct the Development, Manufacture and Commercialization of the Collaboration Products in material accordance with all Applicable Laws and industry standards, including, to the extent applicable, current governmental regulations concerning good laboratory practices, good clinical practices and good manufacturing practices. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export laws and regulations.
10.5.2    Debarment. Neither Party nor any of its Affiliates will use in any capacity, in connection with the performance of its obligations under this Agreement, any Person that has been debarred. Each Party agrees to inform the other Party in writing promptly if it learns that it or any Person that is performing activities in connection with activities under this Agreement is debarred or is subject to debarment, or, to the notifying Party’s Knowledge, if debarment of the notifying Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the performance of its obligations under this Agreement, is threatened.

Article 11
INDEMNITY
11.1    Indemnity.
11.1.1    Licensor’s Indemnification Obligations. Licensor shall defend, indemnify and hold harmless Licensee, its Affiliates and its and their respective officers, directors, employees and agents (“Licensee Indemnitees”) from and against all loss, liabilities, damages, penalties, fines and expenses, including reasonable attorneys’ fees and costs payable to a Third Party (collectively, “Damages”), incurred by any Licensee Indemnitee as a result of a Third Party’s claim, action, suit, settlement, or proceeding (each, a “Claim”) against a Licensee Indemnitee to the extent such Claim arises out of or results from:
(a)    the gross negligence, recklessness, willful misconduct, or intentional wrongful acts or omissions of Licensor or any of its Affiliates (or its or their respective agents, contractors, Sublicensees, partners, representatives or other Persons working on its or their behalf) in its or their respective performance under this Agreement[, the Supply Agreement (if any) or the Quality Agreement (if any), including (i) the Manufacture and supply of (A) the Early

Stage Supply Requirements and (B) if applicable, Late Stage Supply Requirements and (ii) Licensor’s performance of Alnylam Specific Activities]93; or
(b)    a breach by Licensor of this Agreement (including the inaccuracy of any representation or warranty made by Licensor in this Agreement)[, the Supply Agreement (if any) or the Quality Agreement (if any)]94; or
(c)    any amounts payable to a Third Party under a Licensor In-License based on a sharing with such Third Party of (i) amounts paid to Licensor by Licensee pursuant to this Agreement or (ii) any Third Party Transaction Proceeds (e.g., any amounts payable to a Third Party that constitute a share of any sublicensing income); or
(d)    [the Excluded Agreements or any of the intellectual property licensed thereunder (including infringement or misappropriation thereof) with respect to activities hereunder;]95 except, in the case of (a) and (b), for those Damages for which Licensee has an obligation to indemnify Licensor pursuant to Section 11.1.2(a) or Section 11.1.2(b), as to which Damages each Party shall indemnify the other Party and the Licensee Indemnitees or Licensor Indemnitees, as applicable, to the extent of its respective liability for such Damages.
11.1.2    Licensee’s Indemnification Obligations. Licensee shall defend, indemnify and hold harmless Licensor, its Affiliates and its and their respective officers, directors, employees and agents (“Licensor Indemnitees”) from and against all Damages incurred by any Licensor Indemnitee as a result of a Claim against a Licensor Indemnitee to the extent such Claim arises out of or results from:
(a)    the gross negligence, recklessness, willful misconduct, or intentional wrongful acts or omissions of Licensee or any of its Affiliates (or its or their respective agents, contractors, Sublicensees, partners, representatives or other Persons working on its or their behalf) in its or their respective performance under this Agreement, including in connection with the Exploitation of any Collaboration Product by or on behalf of Licensee;
(b)    a breach by Licensee of this Agreement (including the inaccuracy of any representation or warranty made by Licensee in this Agreement);

93 Note to Draft: Delete this bracketed language if Alnylam is Licensee.
94 Note to Draft: Delete this bracketed language if Alnylam is Licensee.
95 Note to Draft: Delete this bracketed language if Regeneron is Licensor.

(c)    the Exploitation of any Collaboration Product by or on behalf of Licensee pursuant to this Agreement; or
(d)    any amounts payable to a Third Party under a Licensee In-License based on a sharing with such Third Party of (i) amounts paid to Licensee by Licensor pursuant to this Agreement or (ii) any Third Party Transaction Proceeds (e.g., any amounts payable to a Third Party that constitute a share of any sublicensing income); or
(e)    [the Excluded Agreements or any of the intellectual property licensed thereunder (including infringement or misappropriation thereof) with respect to activities hereunder;]96 except, in the case (a), (b) and (c), for those Damages for which Licensor has an obligation to indemnify Licensee pursuant to Section 11.1.1(a) or Section 11.1.1(b), as to which Damages each Party shall indemnify the other Party and the Licensee Indemnitees or Licensor Indemnitees, as applicable, to the extent of its respective liability for such Damages.
11.2    Indemnity Procedure.
11.2.1    Notification. The Party entitled to indemnification under Section 11.1.1 or Section 11.1.2 (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within five (5) Business Days of becoming aware of any Claim asserted or threatened in writing against the Indemnified Party that could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure materially prejudices the Indemnifying Party.

96 Note to Draft: Delete this bracketed language if Regeneron is Licensee.

11.2.2    Control of Defense. If the Indemnifying Party elects in writing to the Indemnified Party that it will assume control of the defense of such Claim, the Indemnifying Party shall have the right to defend such Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless the Indemnified Party consents to such compromise or settlement, which consent shall not be unreasonably withheld, conditioned or delayed, and which consent shall be deemed given with respect to any Damages relating solely to the payment of money damages if such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim. If the Indemnifying Party does not elect to assume control of the defense of such Claim within forty-five (45) days of its receipt of notice thereof, or if the Indemnifying Party elects in writing to the Indemnified Party to cease maintaining control of the defense of such Claim, the Indemnified Party shall have the right upon at least ten (10) Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such Claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed), provided, that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such Claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such Claim. The Indemnified Party may not compromise or settle such Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.
11.2.3    Indemnified Party’s Participation. The Indemnified Party shall cooperate with the Indemnifying Party in, and may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that, if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party, on the one hand, and the Indemnified Party and Licensor Indemnitees or Licensee Indemnitees, as applicable, on the other hand, the Indemnifying Party shall bear such costs and expenses.
11.2.4    Expenses. With respect to Claims under Section 11.1.1 or Section 11.1.2, the costs and expenses, including fees and disbursements of counsel, (a) incurred by the Indemnifying Party, shall be the responsibility of the Indemnifying Party or (b) incurred by the Indemnified Party pursuant to the proviso in Section 11.2.3 shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party or the Licensor Indemnitees or Licensee Indemnitees, as applicable.
11.3    Insurance. During the Term and for a minimum period of five (5) years thereafter and for an otherwise longer period as may be required by Applicable Law, each of Licensor and Licensee shall (a) use Commercially Reasonable Efforts to procure and maintain appropriate commercial general liability and product liability insurance in an [***] or (b) procure and maintain adequate insurance by means of self-insurance in such amounts and on such terms as are consistent with normal business practices of large pharmaceutical companies in the life sciences industry. Such insurance shall insure against liability arising from this Agreement on the part of Licensee or Licensor, respectively, or any of their respective Affiliates, due to injury, disability or death of any person or persons, or property damage arising from activities performed in connection with this Agreement. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under Section 11.1 or otherwise. Any insurance proceeds received by a Party in connection with any Damages shall be retained by such Party and shall not reduce any obligation of the other Party.

Article 12
TERM AND TERMINATION
12.1    Term. This Agreement shall be effective as of the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Collaboration Product (such period, the “Term”).
12.2    Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached this Agreement[, the Supply Agreement (if any) or the Quality Agreement (if any)]97 in a manner that fundamentally frustrates the value or essential characteristics of the transactions contemplated by this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party does not dispute that it has committed such a material breach under this Agreement[, the Supply Agreement (if any) or the Quality Agreement (if any)]98 that results in the Non-Breaching Party having a right to terminate this Agreement, then if the Breaching Party fails to cure such breach, or fails to take steps as would be considered reasonable to effectively cure such breach, within ninety (90) days after receipt of the Default Notice, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it has committed a material breach under this Agreement[, the Supply Agreement (if any) or the Quality Agreement (if any)]99 that results in the Non-Breaching Party having a right to terminate this Agreement, the dispute shall be resolved pursuant to Section 13.5. If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to have materially breached in a manner that fundamentally frustrates the value or essential characteristics of the transactions contemplated by this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such material breach within ninety (90) days after such ruling, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party; provided that if such compliance cannot be fully achieved within such ninety (90)-day cure period, then such cure period will be extended for a period of up to sixty (60) additional days (for a total cure period of one hundred fifty (150) days) if the Breaching Party prepares and provides to the Non-Breaching Party a reasonable written plan for curing such material breach and uses commercially reasonable efforts to cure such material breach in accordance with such written plan, and if such material breach is not cured within such one hundred fifty (150)-day period, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.

97 Note to Draft: Delete this bracketed language if Alnylam is Licensee.
98 Note to Draft: Delete this bracketed language if Alnylam is Licensee.
99 Note to Draft: Delete this bracketed language if Alnylam is Licensee.

12.3    Termination for Insolvency. In the event that either Party (or its ultimate parent) (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within sixty (60) days of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
12.4    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.
12.5    Licensee Voluntary Termination Right. Licensee may terminate this Agreement at will, in its sole discretion, in its entirety upon ninety (90) days’ prior written notice to Licensor at any time.
12.6    Effects of Termination.
12.6.1    Voluntary Termination by Licensee. In the event of a termination of this Agreement in its entirety by Licensee pursuant to Section 12.5, the provisions of Schedule 12.6.1 shall apply unless Licensor notifies Licensee in writing prior to the effective date of termination that Licensor desires for the provisions of Schedule 12.6.2 to apply, in which case, the provisions of Schedule 12.6.2 shall apply.
12.6.2    Termination by Either Party for Cause. In the event of a termination of this Agreement in its entirety by either Party pursuant to Section 12.2 or Section 12.3, the provisions of Schedule 12.6.2 shall apply unless (a) the terminating Party is Licensee and Licensee notifies Licensor in writing prior to the effective date of termination that Licensee desires for the provisions of Schedule 12.6.1 to apply or (b) Licensor notifies Licensee in writing prior to the effective date of termination that Licensor desires for the provisions of Schedule 12.6.1 to apply, in which case ((a) or (b)), the provisions of Schedule 12.6.1 shall apply.
12.7    Remedies. Except as otherwise expressly provided herein, expiration or termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
12.8    Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued (or that may accrue as a result of activities under this Agreement) to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated or by their nature are intended to survive the termination or expiration of this Agreement, including this Section 12.8, 3.3.1 (for the period set forth therein), 3.3.4, 3.4.2 (last sentence only), 6.1.1 (with respect to any perpetual license following the Royalty Term set forth in Section 6.1.1), 6.1.2 (with respect to any perpetual license following the Royalty Term set forth in Section 6.1.2), 6.1.5 (including the last paragraph of Section 6.1 (i.e., unnumbered paragraph beginning with “Notwithstanding”) as applied to Sections 6.1.1, 6.1.2 and 6.1.5 only), 6.2.1 (including the last paragraph of Section 6.2 (i.e., unnumbered paragraph beginning with “Notwithstanding”) as applied to Section 6.2.1 only), 6.4, 6.6, 7.1 through 7.3 (to the extent such payments have accrued but not been paid), 7.8, 7.9, 7.10, 7.11, 7.12 (for the period set forth therein), 7.13 (for the three (3)-year period following expiration or termination of this Agreement), 7.14, 8.1.1, 8.1.2, 8.1.3, 8.2.7, 8.7.2, 9.1 (for the period set forth therein), 9.2 (for the period set forth in Section 9.1), 9.3, 9.6, 10.4, 12.4, 12.6 (including, for clarity, Schedule 12.6.1 and Schedule 12.6.2, as applicable) and 12.7; ARTICLES 1 (to the extent necessary to interpret the remaining surviving provisions, and including, for clarity, the corresponding schedules, as applicable), 11 and 13; and Schedule 1 and Schedule 2 of this Agreement shall survive the termination or expiration of this Agreement for any reason.100

100 Note to Draft: Survival sections to be updated based on which provisions are ultimately included in the Agreement.

Article 13
MISCELLANEOUS
13.1    Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within seven (7) Business Days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.
13.2    Assignment. Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may make such an assignment without the other Party’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of all or substantially all of such Party’s business, so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Section 13.2 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Licensor or Licensee, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.
13.3    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.
13.4    Governing Law, Jurisdiction and Service.
13.4.1    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Except for (a) Financial Disputes, which are governed by Section 13.5, (b) Expedited Matters, which are governed by Schedule 1, or (c) Expert Disputes, which are governed by Schedule 2, each Party acknowledges and agrees that it must commence any action, suit or proceeding arising out of or in connection with this Agreement (other than appeals therefrom) in the jurisdiction where the other Party is incorporated or has its principal place of business, and each Party hereby waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this Agreement except in courts in such jurisdiction. The Parties shall be free to pursue any rights and remedies available to them at law, in equity or otherwise, with respect to any Legal Dispute, subject, however, to this Section 13.4.1 and Section 13.9.
13.4.2    Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.6.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.
13.5    Dispute Resolution.
13.5.1    Except as provided in Section 13.9, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, including Financial Disputes, Expedited Matters, Legal Disputes and Expert Disputes, it shall be resolved pursuant to this Section 13.5.
13.5.2    Either Party may require that any dispute, other than Expedited Matters (which are governed by Schedule 1 and are referred to Executive Officers pursuant to the terms thereof) and Expert Disputes (which are governed by Schedule 2), be submitted to the Executive

Officers for resolution by providing written notice to the other Party formally requesting that the dispute be resolved by the Executive Officers and specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers. If a dispute is referred to the Executive Officers, then the Executive Officers shall diligently and in good faith attempt to resolve the referred dispute within thirty (30) days after receiving written notification of such dispute or such longer period of time as the Executive Officers may agree in writing. Any final decision mutually agreed to by the Executive Officers with respect to a dispute and set forth in writing shall be conclusive and binding on the Parties. If the Executive Officers cannot resolve such dispute within such thirty (30) days or such other period as agreed by the Executive Officers, such dispute will be resolved as follows:
(a)    with respect to any Financial Dispute, such Financial Dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Financial Expert”). The decision of the Financial Expert shall be final and the costs of the Financial Expert shall be borne by the Parties in accordance with such allocation as the Financial Expert shall determine; and
(b)    with respect to any Expedited Matter, such Expedited Matter shall be resolved pursuant to the provisions of Schedule 1;
(c)    if the dispute is related to (A) whether a given activity is an Alnylam Specific Activity or (B) whether a targeting ligand or other delivery technology proposed under Section 3.6 is a type of Non-Relevant Organ Delivery Technology (each of clauses (A) and (B), an “Expert Dispute”), the Parties will mutually agree on an Expert and will submit such matter for resolution by such Expert in accordance with Schedule 2, and the determination of the Expert will be binding on the Parties. For avoidance of doubt, the Parties shall be bound by the determination of such Expert; and
(d)    with respect to all other disputes, including Legal Disputes, the Parties shall be free to pursue any rights and remedies available to them at law, in equity or otherwise subject, however, to Section 13.4.1 and Section 13.9.
13.6    Notices.
13.6.1    Notice Requirements. All notices, instructions and other communications required or permitted hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth at its address specified in Section 13.6.2 and shall be (a) delivered personally, or (b) sent via a reputable international overnight courier service. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand or one (1) Business Day after it is sent via a reputable international overnight courier service. Either Party may change its address by giving notice to the other Party in the manner provided above. This Section 13.6.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
13.6.2    Address for Notice.
If to Regeneron, to:

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attention: President & CEO
Copy: General Counsel

If to Alnylam, to:

Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, Massachusetts 02142
Attention: Legal Department

13.7    Entire Agreement; Amendments.
13.7.1    This Agreement[, the Supply Agreement (if any) and the Quality Agreement (if any),]101 and the Master Agreement, together with the schedules attached hereto and thereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement[, the Supply Agreement (if any) and the Quality Agreement (if any),]102 or the Master Agreement. In the event of a conflict between the provisions of this Agreement and the Master Agreement with respect to the Target Program (or the Target or Collaboration Products thereunder), the provisions of this Agreement shall control. For the avoidance of doubt, the Parties agree and acknowledge that from and after the Effective Date, there shall be no additional Development, Manufacturing or Commercialization activities with respect to the Target Program or the Exploitation of Collaboration Products pursuant to the Master Agreement.

101 Note to Draft: Delete this bracketed language if Alnylam is Licensee.
102 Note to Draft: Delete this bracketed language if Alnylam is Licensee.

13.7.2    No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
13.8    LIMITATION OF DAMAGES. IN NO EVENT SHALL LICENSEE OR LICENSOR BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION 13.8 IS INTENDED TO LIMIT OR RESTRICT (A) LIABILITY FOR BREACH OF SECTION 6.7.1 OR ARTICLE 9 OR (B) THE INDEMNIFICATION RIGHTS AND OBLIGATIONS OF EITHER PARTY HEREUNDER AS SET FORTH IN SECTION 11.1 WITH RESPECT TO CLAIMS.
13.9    Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 6.7 and ARTICLE 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Section or Article may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Each Party hereby waives any requirement that the other Party, as a condition for obtaining any such relief (a) post a bond or other security or (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 13.9 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
13.10    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

13.11    No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
13.12    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
13.13    Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two (2) Parties shall not constitute a partnership, joint venture, or agency. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
13.14    Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.
13.15    References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or schedule shall mean references to such Article, Section or schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.
13.16    Schedules. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.
13.17    Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

REGENERON PHARMACEUTICALS, INC.
By: Name: Title:

[SIGNATURE PAGE TO LICENSE AGREEMENT]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

ALNYLAM PHARMACEUTICALS, INC.
By: Name: Title:

Schedule 1
Expedited Dispute Resolution

[***]

Schedule 2
Expert Resolution

[***]

Schedule 1.63
Excluded Agreements

Schedule 1.66
Existing Alnylam CMOs

Schedule 1.67
Existing Licensee In-Licenses

1.    Existing Licensee In-Licenses:

[2.    Additional Alnylam In-Licenses:]103

103 Note to Draft: Delete this bracketed language if Alnylam is Licensor.

Schedule 1.68

Existing Licensee Third Party Agreements

Schedule 1.69
Existing Licensor In-Licenses

1.    Existing Licensor In-Licenses:

[2.    Additional Alnylam In-Licenses:]104

104 Note to Draft: Delete this bracketed language if Alnylam is Licensee.

Schedule 1.70

Existing Licensor Third Party Agreements

Schedule 1.115

Licensee Product-Specific Patents

[Schedule 1.128]105

[Licensor Core Technology Patents]

105 Note to Draft: Delete this Schedule 1.128 if Regeneron is Licensor.

Schedule 1.135

Licensor Product-Specific Patents

Schedule 1.140
Manufacturing Cost
[***]

[Schedule 1.163]106
[***]
[***]

106 Note to Draft: Include this Schedule 1.163 only if the Target was a CNS Target or Eye Target under the Master Agreement and there were Competing Products Directed to the Target that were permitted with respect to the Target pursuant to subsection (C) or (D) of Section 5.7.1(a) of the Master Agreement, as applicable. If included, the schedule should include the applicable exceptions.

[Schedule 1.164]107
[***]

107 Note to Draft: Include this Schedule 1.164 only if there was a Permitted Dual Sequence for the Target under the Master Agreement.

Schedule 1.213
Target

[Schedule 3.1.5]108
Permitted Alnylam Third Party Providers

108 Note to Draft: Delete this Schedule 3.1.5 if Alnylam is Licensee.

[Schedule 5.2.1(b)]109
[Key Terms for Supply of Early Stage Supply Requirements
[***]

109 Note to Draft: Delete this Schedule 5.2.1(b) if Alnylam is Licensee.

Schedule 10.2
Licensor Disclosure Schedule110

1.	Introduction

1.1	All capitalized terms used but not defined in this Schedule 10.2 shall have the meanings as defined in the Agreement, unless otherwise provided.

1.2
Inclusion of any item in this Schedule 10.2 (a) does not represent a determination that such item is material or establish a standard of materiality, (b) does not represent a determination that such item did not arise in the ordinary course of business, (c) does not represent a determination that the transactions contemplated by the Agreement require the consent of Third Parties, and (d) shall not constitute, or be deemed to be, an admission to any Third Party concerning such item.

2.	No Warranty or Covenant
Neither this Schedule 10.2 nor any disclosure made in or by virtue of this Schedule 10.2 will constitute or imply any representation, warranty, assurance or undertaking by Licensor not expressly set out in the Agreement.

3.	Disclosures
The section numbers below correspond to the section numbers of Licensor’s representations and warranties in the Agreement.

110 Note to Draft: Any exceptions to be added shall be limited to the exceptions provided in the Program Data Package delivered by Licensor under the Master Agreement.

[Schedule 10.2.9]111
[Certain Obligations under Existing Licensor In-Licenses]

111 Note to Draft: Delete this Schedule 10.2.9 if Alnylam is Licensor.

[Schedule 10.2.13]112
[Certain Obligations under Existing Licensor In-Licenses]

[Part 1: Payment Obligations]

[Part 2: Additional Obligations]

112 Note to Draft: Delete this Schedule 10.2.13 if Regeneron is Licensor.

Schedule 10.3
Licensee Disclosure Schedule113
[***]

113 Note to Draft: Any exceptions to be added shall be limited to the exceptions provided in the Program Data Package delivered by Licensee under the Master Agreement.

Schedule 12.6.1
Effects of Termination

[***]

Schedule 12.6.2
Effects of Termination
[***]